Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Page

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	6

Report of Grant Thornton LLP, Independent Registered Public Accounting Firm	7

Consolidated Balance Sheets as of December 28, 2013 and December 29, 2012	8

Consolidated Statements of Operations for the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012, the eleven months ended December 31, 2011 and the one month ended January 28, 2011	9

Consolidated Statements of Comprehensive Income (Loss) for the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012, the eleven months ended December 31, 2011 and the one month ended January 28, 2011	10

Consolidated Statements of Changes in Shareholders’ Equity for the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012, the eleven months ended December 31, 2011 and the one month ended January 28, 2011	11

Consolidated Statements of Cash Flows for the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012, the eleven months ended December 31, 2011 and the one month ended January 28, 2011	12

Notes to Consolidated Financial Statements	13

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Polymer Group, Inc.

We have audited the accompanying consolidated balance sheets of Polymer Group, Inc. as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended December 28, 2013 and December 29, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Polymer Group, Inc. at December 28, 2013 and December 29, 2012, and the consolidated results of its operations and its cash flows for the years ended December 28, 2013 and December 29, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 28, 2014,

except for Notes 4 and 23, as to which the date is

February 9, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Polymer Group, Inc.:

We have audited the accompanying consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows of Polymer Group, Inc. (a Delaware corporation) and subsidiaries (the “Company”) for the period from January 29, 2011 to December 31, 2011 (Successor) and for the period from January 2, 2011 to January 28, 2011 (Predecessor). These financial statements are the responsibility of the Company’s management. Our audit of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15(a)(2). Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Polymer Group, Inc. and subsidiaries for the period from January 29, 2011 to December 31, 2011 (Successor) and the period from January 2, 2011 to January 28, 2011 (Predecessor) in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

March 30, 2012, except for Note 23 “Segment Information,” as to which the date is February 9, 2015

POLYMER GROUP, INC.

CONSOLIDATED BALANCE SHEETS

In thousands, except share data	December 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$86,064	$97,879
Accounts receivable, net	194,827	131,569
Inventories, net	156,074	94,964
Deferred income taxes	2,318	3,832
Other current assets	59,096	33,414

Total current assets	498,379	361,658

Property, plant and equipment, net	652,780	479,169
Goodwill	115,328	80,608
Intangible assets, net	169,399	75,663
Deferred income taxes	2,582	945
Other noncurrent assets	26,052	24,026

Total assets	$1,464,520	$1,022,069

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$2,472	$813
Accounts payable and accrued liabilities	307,731	196,905
Income taxes payable	3,613	3,841
Deferred income taxes	1,342	479
Current portion of long-term debt	13,797	19,477

Total current liabilities	328,955	221,515

Long-term debt	880,399	579,399
Deferred income taxes	33,236	33,181
Other noncurrent liabilities	62,191	48,772

Total liabilities	1,304,781	882,867

Commitments and contingencies
Shareholders’ equity:
Common stock — 1,000 shares issued and outstanding	—	—
Additional paid-in capital	294,144	256,180
Retained earnings (deficit)	(127,142)	(102,209)
Accumulated other comprehensive income (loss)	(8,106)	(14,769)

Total Polymer Group, Inc. shareholders’ equity	158,896	139,202
Noncontrolling interests	843	—

Total shareholders’ equity	159,739	139,202

Total liabilities and shareholders’ equity	$1,464,520	$1,022,069

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	Successor			Predecessor
	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Net sales	$1,214,862	$1,155,163	$1,102,929	$84,606
Cost of goods sold	(1,018,806)	(957,917)	(932,523)	(68,531)

Gross profit	196,056	197,246	170,406	16,075
Selling, general and administrative expenses	(153,188)	(140,776)	(134,483)	(11,564)
Special charges, net	(33,188)	(19,592)	(41,345)	(20,824)
Acquisition and integration expenses	—	—	—	—
Other operating, net	(2,512)	287	(2,634)	564

Operating income (loss)	7,168	37,165	(8,056)	(15,749)
Other income (expense):
Interest expense	(55,974)	(50,414)	(46,409)	(1,922)
Debt modification and extinguishment costs	(3,334)	—	—	—
Foreign currency and other, net	(8,851)	(5,134)	(18,636)	(82)

Income (loss) before income taxes	(60,991)	(18,383)	(73,101)	(17,753)
Income tax (provision) benefit	36,024	(7,655)	3,272	(549)

Income (loss) from continuing operations	(24,967)	(26,038)	(69,829)	(18,302)
Discontinued operations, net of tax	—	—	(6,283)	182

Net income (loss)	(24,967)	(26,038)	(76,112)	(18,120)
Less: Earnings attributable to noncontrolling interests	(34)	—	59	83

Net income (loss) attributable to Polymer Group, Inc.	$(24,933)	$(26,038)	$(76,171)	$(18,203)

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Net income (loss)	$(24,967)	$(26,038)	$(76,112)	$(18,120)
Other comprehensive income (loss)
Currency translation	12,731	2,287	(3,290)	2,845
Employee postretirement benefits	(738)	(19,912)	7,042	—
Cash flow hedge adjustments	—	—	—	183

Total other comprehensive income (loss)	11,993	(17,625)	3,752	3,028
Income tax (provision) benefit	(5,302)	(15)	(881)	—

Total other comprehensive income (loss), net of tax	6,691	(17,640)	2,871	3,028

Comprehensive income (loss)	(18,276)	(43,678)	(73,241)	(15,092)
Less: Comprehensive income (loss) attributable to noncontrolling interests	(6)	—	121	83

Comprehensive income (loss) attributable to Polymer Group, Inc.	$(18,270)	$(43,678)	$(73,362)	$(15,175)

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

In thousands	Polymer Group, Inc. Shareholders
	Common Stock		Additional Paid-	Retained	Accumulated Other Comprehensive	Total Polymer Group, Inc. Shareholders’	Noncontrolling
	Shares	Amount	in Capital	Deficit	Income (Loss)	Equity	Interest	Total Equity
Predecessor
Balance — January 1, 2011	21,429	$214	$216,888	$(121,819)	$39,053	$134,336	$8,916	$143,252

Net income (loss)	—	—	—	(18,203)	—	(18,203)	83	(18,120)
Cash flow hedge adjustment	—	—	—	—	183	183	—	183
Share-based compensation	—	—	13,591	—	—	13,591	—	13,591
Issuance of Class A common shares	394	4	6,432	—	—	6,436	—	6,436
Currency translation	—	—	—	—	2,845	2,845	—	2,845

Balance — January 28, 2011	21,823	$218	$236,911	$(140,022)	$42,081	$139,188	$8,999	$148,187

Successor
Balance of noncontrolling interest	—	$—	$—	$—	$—	$—	$7,247	$7,247
Issuance of stock	1	—	259,865	—	—	259,865	—	259,865
Net income (loss)	—	—	—	(76,171)	—	(76,171)	59	(76,112)
Amounts due from shareholders	—	—	(58)	—	—	(58)	—	(58)
Buyout of noncontrolling interest	—	—	59	—	62	121	(7,368)	(7,247)
Share-based compensation	—	—	731	—	—	731	—	731
Employee benefit plans, net of tax	—	—	—	—	6,161	6,161	—	6,161
Currency translation	—	—	—	—	(3,352)	(3,352)	62	(3,290)

Balance — December 31, 2011	1	—	260,597	(76,171)	2,871	187,297	—	187,297

Amounts due to shareholders	—	—	1,087	—	—	1,087	—	1,087
Common stock call option reclass	—	—	(5,144)	—	—	(5,144)	—	(5,144)
Net income (loss)	—	—	—	(26,038)	—	(26,038)	—	(26,038)
Intercompany equipment sale elimination	—	—	(1,202)	—	—	(1,202)	—	(1,202)
Share-based compensation	—	—	842	—	—	842	—	842
Employee benefit plans, net of tax	—	—	—	—	(19,927)	(19,927)	—	(19,927)
Currency translation	—	—	—	—	2,287	2,287	—	2,287

Balance — December 29, 2012	1	—	256,180	(102,209)	(14,769)	139,202	—	139,202

Amounts due to shareholders	—	—	(222)	—	—	(222)	—	(222)
Issuance of stock	—	—	30,726	—	—	30,726	—	30,726
Common stock call option reclass	—	—	3,340	—	—	3,340	—	3,340
Net income (loss)	—	—	—	(24,933)	—	(24,933)	(34)	(24,967)
Acquisition of noncontrolling interest	—	—	—	—	—	—	849	849
Intercompany equipment sale elimination	—	—	130	—	—	130	—	130
Share-based compensation	—	—	3,990	—	—	3,990	—	3,990
Employee benefit plans, net of tax	—	—	—	—	(2,046)	(2,046)	—	(2,046)
Currency translation, net of tax	—	—	—	—	8,709	8,709	28	8,737

Balance — December 28, 2013	1	$—	$294,144	$(127,142)	$(8,106)	$158,896	$843	$159,739

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Operating activities:
Net income (loss)	$(24,967)	$(26,038)	$(76,112)	$(18,120)
Adjustments for non-cash transactions:
Deferred income taxes	(44,524)	(1,123)	(4,311)	—
Depreciation and amortization expense	76,293	66,706	57,290	3,523
Asset impairment charge	2,213	—	9,267	—
Inventory step-up	7,288	—	13,012	—
Inventory absorption on step-up	—	—	(85)	—
(Gain) loss on extinguishment of debt	3,334	—	—	—
(Gain) loss on financial instruments	(799)	(147)	—	187
(Gain) loss on sale of assets, net	185	3	716	(25)
Non-cash compensation	3,990	842	868	13,591
Changes in operating assets and liabilities:
Accounts receivable	(12,380)	9,427	(12,615)	(3,287)
Inventories	4,412	9,295	10,682	(2,988)
Other current assets	5,346	1,221	42,421	(38,025)
Accounts payable and accrued liabilities	22,509	13,214	(14,924)	17,238
Other, net	(26,050)	2,071	(2,092)	2,636

Net cash provided by (used in) operating activities	16,850	75,471	24,117	(25,270)

Investing activities:
Purchases of property, plant and equipment	(54,642)	(51,625)	(68,428)	(8,405)
Proceeds from sale of assets	435	1,660	11,395	105
Acquisition of noncontrolling interest	—	—	(7,246)	—
Acquisition of intangibles and other	(4,582)	(268)	(193)	(5)
Acquisitions, net of cash acquired	(278,970)	—	(403,496)	—

Net cash provided by (used in) investing activities	(337,759)	(50,233)	(467,968)	(8,305)

Financing activities:
Proceeds from issuance of Senior Secured Notes	—	—	560,000	—
Proceeds from long-term borrowings	629,999	10,977	10,281	31,500
Proceeds from short-term borrowings	4,087	5,725	8,245	631
Repayment of Term Loan	—	—	(286,470)	—
Repayment of long-term borrowings	(337,679)	(7,678)	(51,045)	(24)
Repayment of short-term borrowings	(2,619)	(9,933)	(36,456)	(665)
Loan acquisition costs	(16,102)	(220)	(19,252)	—
Issuance of common stock	30,504	1,087	259,807	—

Net cash provided by (used in) financing activities	308,190	(42)	445,110	31,442

Effect of exchange rate changes on cash	904	(59)	712	549

Net change in cash and cash equivalents	(11,815)	25,137	1,971	(1,584)
Cash and cash equivalents at beginning of period	97,879	72,742	70,771	72,355

Cash and cash equivalents at end of period	$86,064	$97,879	$72,742	$70,771

Supplemental disclosures of cash flow information:
Cash payments for interest	$49,671	$47,711	$27,676	$203
Cash payments (receipts) for taxes, net	$17,158	$8,381	$14,058	$772

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business

Polymer Group, Inc. (“Polymer” or “PGI”), a Delaware corporation, and its consolidated subsidiaries (the “Company”) is a leading global, technology-driven developer, producer and marketer of engineered materials, primarily focused on the production of nonwoven products. The Company has one of the largest global platforms in the industry, with a total of 21 manufacturing and converting facilities located in 13 countries throughout the world. The Company operates through 4 reportable segments, with the main sources of revenue being the sales of primary and intermediate products to consumer and industrial markets.

Note 2. Basis of Presentation

The accompanying consolidated financial statements reflect the consolidated operations of the Company and have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) within the FASB Accounting Standards Codification (“ASC”). In the opinion of management, the accompanying consolidated financial statements contain all adjustments, which include normal recurring adjustments, necessary to present fairly the consolidated results for the periods presented.

On January 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 4, 2010, the Company was acquired by affiliates of the Blackstone Group (“Blackstone”), along with certain members of the Company’s management (the “Merger”), for an aggregate purchase price valued at $403.5 million. As a result, the Company became a privately-held company. Although the Company continues to operate as the same legal entity subsequent to the acquisition, periods prior to January 28, 2011 reflect the financial position, results of operations, and changes in financial position of the Company prior to the Merger (the “Predecessor”) and periods after January 28, 2011 reflect the financial position, results of operations, and changes in financial position of the Company after the Merger (the “Successor”).

Under the guidance provided by the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5J, “New Basis of Accounting Required in Certain Circumstances,” push-down accounting is required when such transactions result in an entity becoming substantially wholly-owned. Therefore, the basis in shares of common stock of the Company has been pushed down to the Company from Scorpio Holdings Corporation, a Delaware corporation (“Holdings”) that owns 100% of the issued and outstanding common stock of Scorpio Acquisition Corporation, a Delaware corporation (“Parent”) that owns 100% of the issued and outstanding common stock of the Company. In addition, the Merger was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interest. The guidance prescribes that the purchase price be allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities at the date of acquisition. As a result, periods prior to the Merger are not comparable to subsequent periods due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

The Company’s fiscal year is based on a 52 week period ending on the Saturday closest to each December 31. The fiscal year ended December 28, 2013 and the fiscal year ended December 29, 2012 for the Successor each contain operating results for 52 weeks, respectively. The eleven months ended December 31, 2011 for the Successor contains 48 weeks while the one month ended January 28, 2011 for the Predecessor contains 4 weeks (52 weeks inclusive of both the Successor and Predecessor periods).

Note 3. Summary of Significant Accounting Policies

A summary of significant accounting policies used in the preparation of the accompanying financial statements is as follows:

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the statement of operations in the period that they are determined.

Currency Translation

Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. dollar, have been translated at year-end exchange rates, and income and expense accounts have been translated using average exchange rates throughout the year. Adjustments resulting from the process of translating an entity’s financial statements into the U.S. dollar have been recorded in the Shareholders’ Equity section of the Consolidated Balance Sheet within Accumulated other comprehensive income (loss). Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments with original maturities at the time of purchase of three months or less. The Company maintains amounts on deposit at various financial institutions, which may at times exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions and has not experienced any losses on such deposits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts represents the best estimate of probable loss inherent within the Company’s accounts receivable balance. Estimates are based upon both the creditworthiness of specific customers and the overall probability of losses based upon an analysis of the overall aging of receivables as well as past collection trends and general economic conditions. As of December 28, 2013 and December 29, 2012, the allowance for doubtful accounts was $0.8 million and $1.2 million, respectively.

Inventories

Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or fair market value. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value. Costs include direct materials, direct labor and applicable manufacturing overhead.

Property, Plant and Equipment

Property and equipment are stated at cost, less accumulated depreciation. For financial reporting purposes, assets placed in service are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of their economic useful life or the related lease term. The range of useful lives used to depreciate property and equipment is as follows:

Range of Useful Lives
Building and improvements	5 to 31 years
Machinery and equipment	2 to 15 years
Other	2 to 15 years

Major expenditures for replacements and significant improvements that increase asset values and extend useful lives are also capitalized. Capitalized costs are amortized over their estimated useful lives using the straight-line method. Repairs and maintenance expenditures that do not extend the useful life of the asset are charged to expense as incurred. The carrying amounts of assets that are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in within current earnings.

The Company capitalizes costs, including interest, incurred to develop or acquire internal-use software. These costs are capitalized subsequent to the preliminary project stage once specific criteria are met. Costs incurred in the preliminary project planning stage are expensed. Other costs, such as maintenance and training, are also expensed as incurred. Capitalized costs are amortized over their estimated useful lives using the straight-line method.

The Company assesses the recoverability of the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

Goodwill and Intangible Assets

Pursuant to ASC 350, “Intangibles - Goodwill and Other” (“ASC 350”), goodwill and intangible assets with indefinite useful lives are no longer amortized, but are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

Recoverability of goodwill is measured at the reporting unit level and begins with a qualitative assessment to determine, as a basis for whether it is necessary to perform the two-step impairment test under ASC 350, if it is more likely than not that the fair value of each reporting unit is less than its carrying amount. For the reporting units where it is required, the first step compares the carrying amount of the reporting unit to its estimated fair value. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill. To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

Recoverability of other intangible assets with indefinite useful lives begins with a qualitative assessment to determine, as a basis for whether it is necessary to calculate the fair value of the indefinite-lived intangible assets, if it is more likely than not that the asset is impaired. When required, recoverability is measured by a comparison of the carrying amount of the intangible assets to the estimated fair value of the respective intangible assets. Any excess of the carrying value over the estimated fair value is recognized as an impairment loss equal to that excess.

Intangible assets such as customer-related intangible assets and non-compete agreements with finite useful lives are amortized on a straight-line basis over their estimated economic lives. The weighted-average useful lives approximate the following:

Weighted- Average Useful Lives
Technology	10 years
Customer relationships	17 years
Other intangibles, principally patents	6 years

The Company assesses the recoverability of the carrying value of its intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

Loan Acquisition Costs

Loan acquisition costs are expenditures associated with obtaining financings that are capitalized in the Consolidated Balance Sheets and amortized over the term of the loans to which such costs relate. Amounts capitalized are recorded within Intangible assets, net in the Consolidated Balance Sheets and amortized to Interest expense in the Consolidated Statements of Operations.

Derivative Instruments

For derivative instruments, the Company applies ASC 815, “Derivatives and Hedging” (“ASC 815”) which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative’s fair value be recognized in current earnings unless specific hedge accounting criteria are met. In addition, a company must also formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

Revenue Recognition

Revenue is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectability is reasonably assured; and (d) delivery has occurred or service has been rendered. The Company recognizes revenue when the title and the risks and rewards of ownership have substantially transferred to the customer. The Company permits customers from time to time to return certain products and continuously monitors and tracks such returns and records an estimate of such future returns, which is based on historical experience and recent trends.

In the normal course of business, the Company extends credit, on open accounts, to its customers after performing a credit analysis based on a number of financial and other criteria. The Company performs ongoing credit evaluations of its customers’ financial condition and does not normally require collateral; however, letters of credit and other security are occasionally required for certain new and existing customers.

Shipping and Handling Fees and Costs

Pursuant to ASC 605, “Revenue Recognition” (“ASC 605”), the Company determined that shipping fees shall be reported on a gross basis. As a result, all amounts billed to a customer in a sale transaction related to shipping and handling fees represent revenues earned for the goods provided and therefore recorded within Net sales in the Consolidated Statement of Operations. Shipping and handling costs include expenses incurred to store, move, and prepare products for shipment. The Company classifies these costs as Selling, general and administrative expenses within the Consolidated Statement of Operations, and includes a portion of internal costs such as salaries and overhead related to these activities. For the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012 and the eleven months ended December 31, 2011, the Successor incurred $38.5 million, $33.8 million and $30.7 million related to these costs, respectively. For the Predecessor, cost incurred were $2.6 million for the one month ended January 28, 2011.

Research and Development Costs

The Company conducts research and development activities for the purpose of developing and improving new products and services. These costs are expensed when incurred and included in Selling, general and administrative expenses in the Consolidated Statement of Operations. For the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012 and the eleven months ended December 31, 2011, these expenditures amounted to $11.8 million and $12.5 million and $12.4 million, respectively, for the Successor. Research and development costs for the Predecessor were $1.0 million for the one month ended January 28, 2011.

Income Taxes

The Company records a tax provision for the anticipated tax consequences of the reported results of operations. The provision is computed using the asset and liability method of accounting, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In addition, the Company recognizes future tax benefits, such as net operating losses and tax credits, to the extent that realizing these benefits is considered in its judgment to be more likely than not. Deferred tax assets and liabilities are measured using currently enacted tax rates that apply to taxable income in effect for the years in which those tax items are expected to be realized or settled. The Company regularly reviews the recoverability of its deferred tax assets considering historic profitability, projected future taxable income, and timing of the reversals of existing temporary differences as well as the feasibility of our tax planning strategies. Where appropriate, a valuation allowance is recorded if available evidence suggests that it is more likely than not that some portion or all of a deferred tax asset will not be realized. Changes to valuation allowances are recognized in earnings in the period such determination is made.

The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon the technical merits, it is more-likely-than-not that the position will be sustained upon examination. The tax impacts recognized in the financial statements from such positions are then measured based on the largest impact that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes potential accrued interest and penalties associated with unrecognized tax positions as a component of the provision for income taxes.

Recent Accounting Standards

In July 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”), which requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2013, with retroactive application permitted. The Company is currently assessing the potential impacts, if any, on its financial results.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”), which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, ASU 2013-02 requires an entity to present, either on the face of the income statement or in the notes to the financial statements, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this guidance concerns disclosure only and did not have an impact on the Company’s financial results.

In July 2012, the FASB issued ASU No. 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment” which amended the guidance on the annual impairment testing of indefinite-lived intangible assets other than goodwill. The amended guidance will allow a company the option to first assess qualitative factors to determine whether it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. If, based on the qualitative assessment, it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, quantitative impairment testing is required. However, if a company concludes otherwise, quantitative impairment testing is not required. This new guidance was adopted in the fourth quarter of 2012 and its adoption did not significantly impact the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” ASU No. 2011-12 revises ASU No. 2011-05 to defer the presentation in the financial statements of reclassifications out of accumulated other comprehensive income for annual and interim financial statements. The deferral is effective for fiscal years beginning after December 15, 2011 and subsequent interim periods. The Company adopted this guidance on January 1, 2012. The revised presentation requirements are reflected in the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” which requires enhanced disclosures about financial instruments and derivative instruments eligible for offset in accordance with U.S. GAAP or subject to an enforceable master netting arrangement or similar agreement. This new guidance is effective for annual reporting periods beginning on or after January 1, 2013 and subsequent interim periods. The Company adopted this guidance in the fourth quarter 2012 and its adoption did not significantly impact the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No. 2011-08, “Testing for Goodwill Impairment” which amended the guidance on the annual testing of goodwill for impairment. The amended guidance will allow a company the option to first assess qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. This new guidance is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company adopted this guidance on January 1, 2012 and its adoption did not significantly impact the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” ASU No. 2011-05 requires the Company to present the components of other comprehensive income and of net income in one continuous statement of comprehensive income, or in two separate, but consecutive statements. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The option to report other comprehensive income within the statement of equity has been removed. This new presentation is effective for fiscal years beginning after December 15, 2011 and subsequent interim periods. The revised presentation requirements are reflected in the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”).” ASU No. 2011-04 represents converged guidance between U.S. GAAP and IFRS resulting in a consistent definition of fair value as well as provides common requirements for measuring fair value and disclosing information about fair value measurements. This new guidance is effective for fiscal years beginning after December 15, 2011 and subsequent interim periods. The Company adopted this guidance on January 1, 2012 and its adoption did not significantly impact the Company’s consolidated financial statements.

Note 4. Acquisitions

Fiberweb Acquisition

On September 17, 2013, PGI Acquisition Limited, a wholly-owned subsidiary of the Company, entered into an agreement with Fiberweb plc (“Fiberweb”) containing the terms of a cash offer to purchase 100% of the issued and to be issued ordinary share capital of Fiberweb at a cash price of £1.02 per share (the “Acquisition”). Under the terms of the agreement, Fiberweb would become a wholly-owned subsidiary of the Company. The offer was effected by a court sanctioned scheme of arrangement of Fiberweb under Part 26 of the UK Companies Act 2006 and consummated on November 15, 2013 (the “Acquisition Date”). The aggregate purchase price was valued at $287.8 million and funded on November 27, 2013 with the proceeds of borrowings under a $268.0 million Senior Secured Bridge Credit Agreement and a $50.0 million Senior Unsecured Bridge Credit Agreement (together, the “Bridge Facilities”). The Bridge Facilities were subsequently refinanced, along with transaction expenses, with the proceeds from a $295.0 million Senior Secured Credit Agreement and a $30.7 million equity investment from Blackstone. Fiberweb is one of the largest global manufacturers of specialized technical fabrics with eight production sites in six countries.

The Acquisition was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations. As a result, the total purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities at the date of Acquisition. Any excess of the purchase price is recognized as goodwill in the North America reporting segment.

During the quarter ended September 27, 2014, the Company finalized its valuation of its assets acquired and liabilities assumed, which ultimately resulted in the necessity to revise the original estimate of fair value during the third quarter of 2014. As required by the acquisition method of accounting, the Company retrospectively adjusted the acquisition date balance sheet and the results of operations of the fourth quarter and year ended December 28, 2013 to reflect the following: (1) an increase in the estimated fair value of property, plant and equipment; (2) an increase in the estimated fair value of identifiable intangible assets; (3) an increase in the deferred tax liability related to the increased value of property, plant and equipment and intangible assets; and (4) a decrease in goodwill caused by the net effect of these adjustments.

The recast allocation of the purchase price was as follows:

In thousands	November 15, 2013
Cash	$8,792
Accounts receivable	49,967
Inventory	71,081
Other current assets	29,889

Total current assets	159,729

Property, plant and equipment	187,529
Goodwill	33,699
Intangible assets	85,996
Other noncurrent assets	1,403

Total assets acquired	$468,356

Current liabilities	$84,255
Debt	19,391
Financing Obligation	20,300
Deferred income taxes	45,974
Other noncurrent liabilities	9,825
Noncontrolling interest	849

Total liabilities assumed	$180,594

Net assets acquired	$287,762

Cash, accounts receivable and current liabilities were stated at their historical carrying values, which approximate their fair value, given the short-term nature of these assets and liabilities. Inventories were recorded at estimated fair value, based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable. As a result, the Company increased the carrying value of inventory by $9.7 million in order to adjust to estimated fair value. The estimate of fair value of property, plant and equipment was based on management’s assessment of the acquired assets’ condition, as well as an evaluation of the current market value for such assets. In addition, the Company also considered the length of time over which the economic benefit of these assets is expected to be realized and adjusted the useful life of such assets accordingly as of the valuation date. As a result, the Company increased the carrying value of property, plant and equipment by $24.5 million in order to adjust to estimated fair value.

The Company recorded intangible assets based on their estimated fair value, and consisted of the following:

In thousands	Useful Life	Amount
Technology	15 years	$31,827
Trade names	Indefinite	11,412
Customer relationships	20 years	42,757

Total		$85,996

The Company allocated $11.4 million to trade names, primarily related to Typar and Reemay. Management considered many factors in the determination that it will account for the asset as an indefinite-lived, including the current market leadership position of the name as well as the recognition in the industry. Therefore, in accordance with current accounting guidance, the indefinite-lived intangible asset will not be amortized, but instead tested for impairment at least annually (more frequently if certain indicators are present).

The excess of the purchase price over the amounts allocated to specific assets and liabilities is included in goodwill. The premium in the purchase price paid by the Company for the acquisition of Fiberweb reflects the establishment of the largest manufacturers of nonwovens in the world. The Company anticipates that the improved diversity associated with the acquisition of Fiberweb will provide a foundation for enhanced access to clients in highly specialized, niche end markets as well as provide complementary solutions and new technologies to address our customer’s desire for innovation and customized solutions. In the short-term, the Company anticipates realizing significant operational and cost synergies that include purchasing optimization due to larger volumes, improvement in manufacturing costs and lower general and administrative costs.

Acquisition related costs were as follows:

In thousands	Amount
Loan acquisition costs	$16,102
Transaction expenses	15,386

Total	$31,488

Loan acquisition costs related to the Acquisition were capitalized and recorded within Intangible assets, net in the Consolidated Balance Sheets and amortized over the term of the loan to which such costs relate. In accordance with ASC 805, “Business Combinations” (“ASC 805”), transaction expenses related to the Acquisition are expensed as incurred within Special charges, net in the Consolidated Statement of Operations.

The following unaudited pro forma information for the fiscal year ended December 28, 2013 and December 29, 2012 assumes the acquisition of Fiberweb occurred as of the beginning of the period presented:

In thousands	December 28, 2013	December 29, 2012
Net sales	$1,637,605	$1,639,865
Net income (loss)	(34,504)	(32,490)

The unaudited pro forma information does not purport to be indicative of the results that actually would have been achieved had the operations been combined during the periods presented, nor is it intended to be a projection of future results or trends. During 2013, net sales and operating income (loss) attributable to Fiberweb since the Acquisition Date was $51.9 million and a loss of $10.5 million, respectively.

PGI Acquisition

On January 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 4, 2010, the Company was acquired by affiliates of the Blackstone Group (“Blackstone”), along with certain members of the Company’s management (the “Merger”), for an aggregate purchase price valued at $403.5 million. As a result, the Company became a privately-held company. The Merger was financed by $560.0 million in aggregate principal of debt financing as well as common equity capital. In addition, the Company repaid its existing outstanding debt.

The Merger was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interest. The purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities at the date of merger and and resulted in goodwill of $86.4 million and intangible assets of $72.0 million, of which $48.5 million related to definite-lived intangible assets and $23.5 million related to indefinite-lived tradenames. Cash and cash equivalents, accounts receivable and accounts payable were stated at their historical carrying values, which approximate their fair value, given the short-term nature of these assets and liabilities. Inventories were recorded at fair value, based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose the inventory as well as the replacement cost of the inventory, where applicable.

Note 5. Accounts Receivable Factoring Agreements

In the ordinary course of business, the Company may utilize accounts receivable factoring agreements with third-party financial institutions in order to accelerate its cash collections from product sales. In addition, these agreements provide the Company with the ability to limit credit exposure to potential bad debts, to better manage costs related to collections as well as to enable customers to extend their credit terms. These agreements involve the ownership transfer of eligible trade accounts receivable, without recourse or discount, to a third party financial institution in exchange for cash.

The Company accounts for these transactions in accordance with ASC 860, “Transfers and Servicing” (“ASC 860”). ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from Accounts receivable, net on the Consolidated Balance Sheet. Receivables are considered sold when (i) they are transferred beyond the reach of the Company and its creditors, (ii) the purchaser has the right to pledge or exchange the receivables, and (iii) the Company has surrendered control over the transferred receivables. In addition, the Company provides no other forms of continued financial support to the purchaser of the receivables once the receivables are sold. Amounts due from financial institutions are recorded with Other current assets in the Consolidated Balance Sheet.

The Company has a U.S. based program where certain U.S. based receivables are sold to an unrelated third-party financial institution. Under the current terms of the U.S. agreement, the maximum amount of outstanding advances at any one time is $20.0 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold. In addition, the Company’s subsidiaries in Mexico, Colombia, Spain and the Netherlands have entered into factoring agreements to sell certain receivables to an unrelated third-party financial institutions. Under the terms of the non-U.S. agreements, the maximum amount of outstanding advances at any one time is $54.4 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold.

In connection with the acquisition of Fiberweb, the Company acquired an accounts receivable factoring agreement currently in use at a manufacturing location in France. Under the terms of the agreement, the maximum amount of outstanding advances at any one time is $8.3 million, which limitation is subject to change by the third-party financial institution based on the Company’s needs. The Company determined that accounts receivable sold under this agreement qualify for sale treatment under ASC 860 as all of the appropriate criteria has been met as of the Acquisition Date.

The following is a summary of receivables sold to the third-party financial institutions that existed at the following balance sheet dates:

In thousands	December 28, 2013	December 29, 2012
Trade receivables sold to financial institutions	$68,091	$48,767
Net amounts advanced from financial institutions	60,216	41,937

Amounts due from financial institutions	$7,875	$6,830

The Company sold $414.0 million and $394.7 million of receivables under the terms of the factoring agreements during the fiscal years ended December 28, 2013 and December 29, 2012, respectively. The Netherlands, which entered into a factoring agreement in March 2012, contributed to the year-over-year increase in receivables sold. The Company pays a factoring fee associated with the sale of receivables based on the dollar of the receivables sold. Amounts incurred for the Successor was $1.2 million during the fiscal year ended December 28, 2013, $1.1 million for the fiscal year ended December 29, 2012, and $0.9 million for the eleven months ended December 31, 2011. The Predecessor incurred fees of $0.1 million for the one month ended January 28, 2011. These amounts are recorded within Foreign currency and other, net in the Consolidated Statements of Operations.

Note 6. Inventories, Net

At December 28, 2013 and December 29, 2012, the major classes of inventory were as follows:

In thousands	December 28, 2013	December 29, 2012
Raw materials and supplies	$55,544	$41,070
Work in process	19,102	14,299
Finished goods	81,428	39,595

Total	$156,074	$94,964

Inventories are stated at the lower of cost, determined on the first-in, first-out (“FIFO”) method, or fair market value. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value. Reserve balances, primarily related to obsolete and slow-moving inventories, were $3.3 million and $3.3 million at December 28, 2013 and December 29, 2012, respectively.

As a result of the acquisition of Fiberweb, the Company increased the carrying value of inventory by $9.7 million in order to adjust to estimated fair value in accordance with the accounting guidance for business combinations. The change in the fair value of the assets were based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable. The step-up in inventory value will be amortized into earnings over the period of the Company’s normal inventory turns, which approximated two months. As of December 28, 2013, the remaining amount to be amortized into earnings is $2.4 million.

Note 7. Property, Plant and Equipment, Net

The major classes of property, plant and equipment consisted of the following:

In thousands	December 28, 2013	December 29, 2012
Land	$50,780	$31,989
Buildings and land improvements	179,821	116,225
Machinery, equipment and other	569,157	394,862
Construction in progress	28,181	42,227

Subtotal	827,939	585,303
Less: Accumulated depreciation	(175,159)	(106,134)

Total	$652,780	$479,169

Depreciation expense for the Successor was $64.4 million, $58.1 million and $49.3 million for the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012 and the eleven months ended December 31, 2011, respectively. The Predecessor recorded depreciation expense of $3.4 million during the one month ended January 28, 2011.

Note 8. Goodwill

The Company records as goodwill the excess of the purchase price over the fair value of the net assets acquired. Once the final valuation has been performed for each acquisition, adjustments may be recorded. Goodwill is tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

The changes in the carrying amount of goodwill are as follows:

In thousands	North America	South America	Europe	Asia	Total
December 31, 2011	$38,479	$7,501	$—	$34,566	$80,546

Acquisitions	—	—	—	—	—
Impairment	—	—	—	—	—
Translation	—	—	—	62	62
Other	—	—	—	—	—

December 29, 2012	$38,479	$7,501	$—	$34,628	$80,608

Acquisitions	33,699	—	—	—	33,699
Impairment	—	—	—	—	—
Translation	781	—	—	240	1,021
Other	—	—	—	—	—

December 28, 2013	$72,959	$7,501	$—	$34,868	$115,328

As of December 29, 2012, the Company had recorded goodwill of $80.6 million. The balance primarily related to the Merger in which $86.4 million was recorded as goodwill. In addition, the Company recorded a $7.6 million impairment charge to goodwill in the fourth quarter of 2011. Other than the amount recorded during 2011, the Company does not have any accumulated impairment losses.

On September 15, 2013, PGI Acquisition Limited, a wholly-owned subsidiary of the Company, entered into an agreement with Fiberweb containing the terms of a cash offer to purchase 100% of the issued and to be issued ordinary share capital of Fiberweb. The Acquisition was consummated on November 15, 2013 and funded on November 27, 2013 with the proceeds of the Bridge Facilities. The purchase price has been allocated to assets acquired and liability assumed based on the fair value estimates of such assets and liabilities at the date of acquisition. As a result, the Company recorded $33.7 million as goodwill.

Note 9. Intangible Assets

Indefinite-lived intangible assets are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset. All other intangible assets with finite useful lives are being amortized on a straight-line basis over their estimated useful lives.

The following table sets forth the gross amount and accumulated amortization of the Company’s intangible assets at December 28, 2013 and December 29, 2012:

In thousands	December 28, 2013	December 29, 2012
Technology	$63,705	$31,900
Customer relationships	60,078	16,869
Loan acquisition costs	30,067	19,472
Other	6,928	446

Total gross finite-lived intangible assets	160,778	68,687
Accumulated amortization	(26,291)	(16,524)

Total net finite-lived intangible assets	134,487	52,163
Tradenames (indefinite-lived)	34,912	23,500

Total	$169,399	$75,663

As of December 28, 2013, the Company had recorded intangible assets of $169.4 million. Included in this amount are loan acquisition costs incurred in association with the Merger. These expenditures represent the cost of obtaining financings that are capitalized in the balance sheet and amortized over the term of the loans to which such costs relate.

As a result of the acquisition of Fiberweb, the Company allocated $74.6 million to finite-lived intangible assets, including $42.8 million associated with a customer list and $31.8 million associated with technology. The useful lives of the intangible assets were 20 years and 15 years, respectively. In addition, the Company allocated $11.4 million to an indefinite-lived intangible assets. See Note 4 for additional information regarding the Acquisition.

The following table presents amortization of the Company’s intangible assets for the following periods:

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Intangible assets	$7,095	$5,906	$5,485	$66
Loan acquisition costs	4,796	2,665	2,530	51

Total	$11,891	$8,571	$8,015	$117

Estimated amortization expense on existing intangible assets for each of the next five years is expected to approximate $17 million in 2014, $15 million in 2015, $15 million in 2016, $15 million in 2017 and $15 million in 2018.

Note 10. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

In thousands	December 28, 2013	December 29, 2012
Accounts payable to vendors	$209,031	$127,969
Accrued salaries, wages, incentive compensation and other fringe benefits	33,889	21,759
Accrued interest	19,063	18,630
Other accrued expenses	45,748	28,547

Total	$307,731	$196,905

Note 11. Debt

The following table presents the Company’s outstanding debt at December 28, 2013 and December 29, 2012:

In thousands	December 28, 2013	December 29, 2012
Senior Secured Notes	$560,000	$560,000
ABL Facility	—	—
Term Loans	293,545	—
Argentina credit facilities:
Argentina Credit Facility — Nacion	8,341	11,674
Argentina Credit Facility — Galicia	3,082	—
China credit facilities:
China Credit Facility — Healthcare	—	15,981
China Credit Facility — Hygiene	24,920	10,977
India Loans	3,216	—
Capital lease obligations	1,092	244

Total long-term debt	894,196	598,876
Short-term borrowings	2,472	813

Total debt	$896,668	$599,689

The fair value of the Company’s long-term debt was $933.8 million at December 28, 2013 and $640.0 million at December 29, 2012. The fair value of long-term debt is based upon quoted market prices in inactive markets or on available rates for debt with similar terms and maturities (Level 2).

At December 28, 2013, long-term debt maturities are as follows:

In thousands	Amount
2014	$13,917
2015	28,147
2016	7,135
2017	3,469
2018	283,269
2019 and thereafter	560,000

Total	$895,937

Senior Secured Notes

In connection with the Merger, the Company issued $560.0 million of 7.75% Senior Secured Notes on January 28, 2011. The notes are due in 2019 and are fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by each of the Polymer Group’s wholly-owned domestic subsidiaries. Interest on the notes is paid semi-annually on February 1 and August 1 of each year.

The indenture governing the Senior Secured Notes, among other restrictions, limits the Company’s ability and the ability of the Company’s restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v); incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to Polymer Group, Inc.; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets. However, subject to certain exceptions, the indenture permits the Company and its restricted subsidiaries to incur additional indebtedness, including senior indebtedness and secured indebtedness. The indenture also does not limit the amount of additional indebtedness that Parent or its parent entities may incur.

Under the indenture governing the Senior Secured Notes and under the credit agreement governing the senior secured asset-based revolving credit facility, the Company’s ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by the Company’s ability to satisfy tests based on Adjusted EBITDA as defined in the indenture.

ABL Facility

On October 5, 2012, the Company entered into a senior secured asset-based revolving credit facility (the “ABL Facility”) to provide for borrowings not to exceed $50.0 million, subject to borrowing base availability. The ABL Facility provides borrowing capacity available for letters of credit and borrowings on a same-day basis and is comprised of (i) a revolving tranche of up to $42.5 million (“Tranche 1”) and (ii) a first-in, last out revolving tranche of up to $7.5 million (“Tranche 2”). Provided that no default or event of default was then existing or would arise therefrom, the Company had the option to request that the ABL Facility be increased by an amount not to exceed $20.0 million, subject to certain rights of the administrative agent, swing line lender and issuing banks with respect to the lenders providing commitments for such increase. The facility was set to expire on January 28, 2015.

On November 26, 2013, the Company entered into an amendment to the ABL Facility which increased the Tranche 1 revolving commitments in total by $30.0 million, extended the maturity date to October 5, 2016 as well as made certain other changes to the agreement. In addition, the Company maintained the option to request that the ABL Facility be increased subject to certain rights of the administrative agent, swing line lender and issuing banks with respect to the lenders providing commitments for such increase. However, the option was amended to be an amount not to exceed $75.0 million. The effectiveness of the amendment was subject to the satisfaction of certain specified closing conditions by no later than January 31, 2014, all of which were satisfied prior to the required deadline.

Based on current borrowing base availability, the borrowings under the ABL Facility will bear interest at a rate per annum equal to, at our option, either (A) Adjusted London Interbank Offered Rate (“LIBOR”) (adjusted for statutory reserve requirements) plus (i) 2.00% in the case of Tranche 1 or (ii) 4.00% in the case of Tranche 2; or (B) the higher of (a) the administrative agent’s Prime Rate and (b) the federal funds effective rate plus 0.5% (“ABR”) plus (x) 1.00% in the case of Tranche 1 or (y) 3.00% in the case of the Tranche 2. As of December 28, 2013, the Company had no outstanding borrowings under the ABL Facility. The borrowing base availability was $48.5 million based on initial advanced rate formulas prior to the completion of the field exam. Outstanding letters of credit in the aggregate amount of $11.0 million left $37.5 million available for additional borrowings. The aforementioned letters of credit were primarily provided to certain administrative service providers and financial institutions. None of these letters of credit had been drawn on as of December 28, 2013. The field exam was completed in February 2014. As a result, proforma availability as of December 28, 2013 would have increased to $58.5 million.

The ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross acceleration to certain indebtedness, bankruptcy and insolvency defaults, certain events under ERISA, certain monetary judgment defaults, invalidity of guarantees or security interests, and change of control. If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

Term Loans

On December 19, 2013, the Company entered into a Senior Secured Credit Agreement (the “Term Loans”) with a maturity date upon the earlier of (i) six years from the date of borrowing and (ii) the 91st day prior to the scheduled maturity of our 7.75% Senior Secured Notes. The Term Loans provides for a commitment by the lenders to make secured term loans in an aggregate amount not to exceed $295.0 million, the proceeds of which were used to partially repay amounts outstanding under the Secured Bridge Facility and the Unsecured Bridge Facility. In connection with the refinancing of the Secured Bridge Facility and the Unsecured Bridge Facility with the Term Loans, the Company recognized a loss on the extinguishment of debt of $3.3 million during the fourth quarter of 2013. This amount, included within Debt modification and extinguishment costs, represented debt issuance costs that were previously capitalized and required to be written off upon the refinancing.

Borrowings bear interest at a fluctuating rate per annum equal to, at our option, (i) a base rate equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by

Citicorp North America, Inc. as its “prime rate” and (c) the LIBOR rate for a one-month interest period plus 1.0% (provided that in no event shall such base rate with respect to the Term Loans be less than 2.0% per annum), in each case plus an applicable margin of 3.25% or (ii) a LIBOR rate for the applicable interest period (provided that in no event shall such LIBOR rate with respect to the Term Loans be less than 1.0% per annum) plus an applicable margin of 4.25%. The applicable margin for the Term Loans is subject to a 25 basis point step-down upon the achievement of certain a senior secured net leverage ratio. The Company is required to repay installments on the Term Loans in quarterly installments in aggregate amounts equal to 1.0% per annum of their funded total principal amount, with the remaining amount payable on the maturity date.

The agreement governing the Term Loans, among other restrictions, limit our ability and the ability of our restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to Polymer; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets. In addition, the Term Loans contain certain customary representations and warranties, affirmative covenants and events of default.

Secured Bridge Facility

On September 17, 2013, and subsequently amended on November 27, 2013, the Company entered into a Senior Secured Bridge Credit Agreement (the “Secured Bridge Facility”) with a final maturity date of February 1, 2019. The Secured Bridge Facility provided for a commitment by the lenders to make secured bridge loans in an aggregate amount not to exceed $268.0 million, the proceeds of which were used to partially fund the acquisition of Fiberweb. The acquisition, which became effective on November 15, 2013, was funded on November 27, 2013.

Borrowings bear interest at a rate equal to the Eurodollar rate plus an applicable margin of 6.00% for the initial three-month period following the date of borrowing, increasing by 0.50% after each subsequent three-month period, subject to a specified maximum rate. Amounts outstanding were senior secured obligations of ours and unconditionally guaranteed, jointly and severally on a senior secured basis, by Holdings and Polymer’s 100% owned domestic subsidiaries. As a result of the Term Loans and the equity contribution from Blackstone, all outstanding borrowings under the Secured Bridge Facility were repaid and the facility was subsequently terminated.

Unsecured Bridge Facility

On November 27, 2013, the Company entered into a Senior Unsecured Bridge Credit Agreement (the “Unsecured Bridge Facility”) with a final maturity date of February 1, 2019. The Unsecured Bridge Facility provided for a commitment by the lenders to make secured bridge loans in an aggregate amount not to exceed $50.0 million, the proceeds of which were used to partially fund the acquisition of Fiberweb. The acquisition, which became effective on November 15, 2013, was funded on November 27, 2013.

Borrowings bear interest at a rate equal to the Eurodollar rate plus an applicable margin of 9.25% for the initial three-month period following the date of borrowing, increasing by 0.50% after each subsequent three-month period, subject to a specified maximum rate. Amounts outstanding were senior secured obligations of ours and unconditionally guaranteed, jointly and severally on a senior secured basis, by Holdings and Polymer’s 100% owned domestic subsidiaries. As a result of the Term Loans and the equity contribution from Blackstone, all outstanding borrowings under the Unsecured Bridge Facility were repaid and the facility was subsequently terminated.

Argentina Credit Facility - Nacion

In January 2007, the Company’s subsidiary in Argentina entered into an arrangement with banking institutions in Argentina in order to finance the installation of a new spunmelt line at its facility near Buenos Aires, Argentina. The maximum borrowings available under the facility, excluding any interest added to principal, were 33.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $26.5 million with respect to a U.S. dollar-denominated loan. The loans are secured by pledges covering (i) the subsidiary’s existing equipment lines; (ii) the outstanding stock of the subsidiary; and (iii) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary.

The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. dollar-denominated loan and Buenos Aires Interbanking Offered Rate plus 475 basis points for the Argentine peso-denominated loan. Principal and interest payments began in July 2008 with the loans maturing as follows: annual amounts of $3.5 million beginning in 2011 and continuing through 2015, and the remaining $1.7 million in 2016.

In connection with the Merger, the Company repaid and terminated the Argentine peso-denominated loan. In addition, the U.S. denominated loan was adjusted to reflect its fair value as of the date of the Merger. As a result, the Company recorded a contra-liability in Long-term debt and will amortize the balance over the remaining life of the facility. At December 28, 2013, the face amount of the outstanding indebtedness under the U.S. dollar-denominated loan was $8.6 million, with a carrying amount of $8.3 million and a weighted average interest rate of 3.14%.

Argentina Credit Facility - Galicia

On September 27, 2013, the Company’s subsidiary in Argentina entered into an arrangement with a banking institution in Argentina in order to partially finance the upgrade of a manufacturing line at its facility located near Buenos Aires, Argentina. The maximum borrowings available under the facility, excluding any interest added to principal, is 20.0 million Argentine pesos (approximately $3.5 million). The three-year term of the agreement began with the date of the first draw down on the facility, which occurred in the third quarter of 2013, with payments required in twenty-five equal monthly installments beginning after one year. Borrowings will bear interest at 15.25%. As of December 28, 2013, the outstanding balance under the facility was $3.1 million. The remainder of the upgrade is expected to be financed by existing cash balances and cash generated from operations.

China Credit Facility — Healthcare

In the third quarter of 2010, the Company’s subsidiary in China entered into a three-year U.S. dollar denominated construction loan agreement (the “Healthcare Facility”) with a banking institution in China to finance a portion of the installation of the new spunmelt line at its manufacturing facility in Suzhou, China. The three-year term of the agreement began with the date of the first draw down on the Healthcare Facility, which occurred in fourth quarter of 2010. The interest rate applicable to borrowings is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (400 basis points at the time the credit agreement was executed), but in no event would the interest rate be less than 1-year LIBOR plus 250 points.

The maximum borrowings available under the facility, excluding any interest added to principal, were $20.0 million. The Company repaid $4.0 million of the principle balance in the fourth quarter of 2012. As a result, the outstanding balance under the Healthcare Facility was $16.0 million at December 29, 2012 with a weighted average interest rate of 5.44%. The final principle payment was made during the fourth quarter using a combination of existing cash balances and cash generated from operations. As a result, the Company had no outstanding borrowing under the Healthcare Facility at December 28, 2013.

China Credit Facility — Hygiene

In the third quarter of 2012, the Company’s subsidiary in China entered into a three-year U.S. dollar denominated construction loan agreement (the “Hygiene Facility”) with a banking institution in China to finance a portion of the installation of a new spunmelt line at its manufacturing facility in Suzhou, China. The interest rate applicable to borrowings under the Hygiene Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (520 basis points at the time the credit agreement was executed).

The maximum borrowings available under the facility, excluding any interest added to principal, were $25.0 million. At December 29, 2012, the outstanding balance under the Hygiene Facility was $11.0 million with a weighted average interest rate of 5.51%. At December 28, 2013, the outstanding balance under the Hygiene Facility was $24.9 million with a weighted-average interest rate of 5.46%. The Company’s first payment on the outstanding principal is due in the first quarter of 2014, which the Company expects to fund using existing cash balances and cash generated from operations.

Other Indebtedness

The Company periodically enters into short-term credit facilities in order to finance various liquidity requirements. At December 28, 2013 and December 29, 2012, outstanding amounts related to such facilities were $0.4 million and $0.8 million, respectively, which are being used to finance insurance premium payments. The weighted average interest rate on these borrowings was 2.67% and 2.46%, respectively. Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.

As a result of the acquisition of Fiberweb, the Company assumed control of Terram Geosynthetics Private Limited, a joint venture located in Mundra, India in which the Company maintains a 65% controlling interest. As part of the net assets acquired, the Company assumed $3.8 million of debt that was entered into with a banking institution in India. Amounts outstanding primarily relate to a 14.70% term loan, due in 2017, used to purchase fixed assets. Other amounts relate to a short-term credit facility used to finance working capital requirements and an existing automobile loan.

The Company also has documentary letters of credit not associated with the ABL Facility, Healthcare Facility or the Hygiene Facility. These letters of credit were primarily provided to certain raw material vendors and amounted to $8.5 million and $6.7 million at December 28, 2013 and December 29, 2012, respectively. None of these letters of credit have been drawn upon.

Note 12. Derivative Instruments

In the normal course of business, the Company is exposed to certain risks arising from business operations and economic factors. These fluctuations can increase the cost of financing, investing and operating the business. The Company may use derivative financial instruments to help manage market risk and reduce the exposure to fluctuations in interest rates and foreign currencies. These financial instruments are not used for trading or other speculative purposes.

All derivatives are recognized on the Consolidated Balance Sheet at their fair value as either assets or liabilities. On the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), (2) a hedge of a forecasted transaction or the variability of cash flow to be paid (cash flow hedge), or (3) an undesignated instrument. Changes in the fair value of a derivative that is designated as a fair value hedge and determined to be highly effective are recorded in current earnings, along with the gain or loss on the recognized hedged asset or liability that is attributable to the hedged risk. Changes in the fair value of a derivative that is designated as a cash flow hedge and considered highly effective are recorded in Accumulated other comprehensive income (loss) until they are reclassified to earnings in the same period or periods during which the hedged transaction affects earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the Consolidated Balance Sheet and linking cash flow hedges to specific forecasted transactions or variability of cash flow to be paid.

The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the designated derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items. When a derivative is determined not to be highly effective as a hedge or the underlying hedged transaction is no longer probable, hedge accounting is discontinued prospectively, in accordance with current accounting standards.

The following table presents the fair values of the Company’s derivative instruments for the following periods:

	As of December 28, 2013		As of December 29, 2012
In thousands	Notional	Fair Value	Notional	Fair Value
Designated hedges:
Hygiene Euro Contracts	$—	$—	$22,554	$(1,248)
Undesignated hedges:
Bridge Loan Contract	—	—	—	—
Hygiene Euro Contracts	—	—	—	—
Healthcare Euro Contracts	—	—	—	—

Total	$—	$—	$22,554	$(1,248)

Asset derivatives are recorded within Other current assets and liability derivatives are recorded within Accounts payable and accrued expenses on the Consolidated Balance Sheets.

Bridge Loan Contract

On September 17, 2013, the Company entered into a foreign exchange forward contract with a third-party financial institution used to minimize foreign exchange risk on the Secured Bridge Facility and Unsecured Bridge Facility, the proceeds of which were used to fund the Acquisition (the “Bridge Loan Contract”). The contract allowed the Company to purchase a fixed amount of pounds sterling in the future at a specified U.S. Dollar rate. The Bridge Loan Contract did not qualify for hedge accounting treatment, therefore, it was considered an undesignated hedge. As the nature of this transaction is related to a non-operating notional amount, changes in fair value were recorded in Foreign currency and other, net in the current period.

The Acquisition was funded on November 27, 2013, at which time the Company purchased the underlying pounds sterling amount at the U.S. Dollar rate specified in the contract. Upon settlement, the Company benefited from a strengthening U.S. Dollar, whereby less U.S. Dollars were required to purchase the fixed notional amount. As a result, the Company fulfilled its obligations under the terms of the contract, adjusted the fair value of the Bridge Loan Contract to zero with no gain or loss recognized and terminated the agreement.

Hygiene Euro Contracts

On June 30, 2011, the Company entered into a series of foreign exchange forward contracts with a third-party financial institution used to minimize foreign exchange risk on certain future cash commitments related to the new hygiene line under construction in China (the “Hygiene Euro Contracts”). The contracts allow the Company to purchase fixed amount of Euros on specified future dates, coinciding with the payment amounts and dates of equipment purchase contracts. The Hygiene Euro Contracts qualify for hedge accounting treatment and are considered a fair value hedge; therefore, changes in the fair value of each contract is recorded in Other operating, net along with the gain or loss on the recognized hedged asset or liability that is attributable to the hedged risk. Since inception, the Company amended the equipment purchase contract on the hygiene line to which the Hygiene Euro Contracts are linked. However, the Company modified the notional amounts of the Hygiene Euro Contracts to synchronize with the underlying updated contract payments. As a result, the Hygiene Euro Contracts remained highly effective and continued to qualify for hedge accounting treatment.

In May 2013, the Company completed commercial acceptance of the new hygiene line under construction in China and recorded a liability for the remaining balance due. As a result, the Company removed the hedge designation of the Hygiene Euro Contracts and continued to recognize changes in the fair value of the contracts in current earnings as an undesignated hedge until the final payment date. However, changes in the fair value of the hedged asset that is attributable to the hedged risk has been capitalized in the cost base of the hygiene line and no longer recognized in current earnings. During the fourth quarter of 2013, the Company remitted the final payment on the hygiene line and simultaneously fulfilled its obligations under the Hygiene Euro Contracts.

Healthcare Euro Contracts

In January 2011, the Company entered into a series of foreign exchange forward contracts with a third-party financial institution used to minimize foreign exchange risk on certain future cash commitments related to the new healthcare line under construction in China (the “Healthcare Euro Contracts”). The contracts allowed the Company to purchase fixed amount of Euros on specified future dates, coinciding with the payment amounts and dates of equipment purchase contracts. The Healthcare Euro Contracts qualified for hedge accounting treatment and were considered a fair value hedge; therefore, changes in the fair value of each contract was recorded in Other operating, net along with the gain or loss on the recognized hedged asset or liability that was attributable to the hedged risk.

In July 2011, the Company completed commercial acceptance of the new healthcare line under construction in China and recorded a liability for the remaining balance due. As a result, the Company removed the hedge designation of the Healthcare Euro Contracts and will continue to recognize changes in the fair value of the contracts in current earnings as an undesignated hedge. However, changes in the fair value of the hedged asset that is attributable to the hedged risk has been capitalized in the cost base of the healthcare line and no longer recognized in current earnings. During the first quarter of 2012, the Company remitted the final payment on the healthcare line and simultaneously fulfilled its obligations under the Healthcare Euro Contracts.

Healthcare Euro Hedges

In February 2010, the Company entered into a series of foreign exchange forward contracts with a third-party financial institution used to hedge the changes in fair value of a firm commitment to purchase equipment related to the new healthcare line under construction in China (the “Healthcare Euro Hedges”). The contracts allow for put and call options that provide for a floor and ceiling price on equipment payments to hedge fluctuations in currency rates between the U.S. dollar and the Euro. The Healthcare Hedges qualify for hedge accounting treatment and are considered a fair value hedge; therefore, changes in the fair value of each contract is recorded in Other operating, net along with the gain or loss on the recognized hedged asset or liability that is attributable to the hedged risk.

Since inception, the Company amended its equipment purchase contract on the healthcare line in which the Healthcare Euro Hedges are linked to. However, the Company modified the notional amounts of the Healthcare Euro Hedges to synchronize with the underlying updated contract payments. As a result, the Healthcare Euro Hedges remained highly effective and continue to qualify for hedge accounting treatment. At January 1, 2011, the fair value of the Healthcare Euro Hedges was $0.5 million recorded within Accounts payable and accrued expenses. In January 2011, the Company settled the Healthcare Euro Hedges for $0.5 million, removed the related liability and terminated the agreement prior to the Merger.

The following table represents the amount of (gain) or loss associated with derivative instruments in the Consolidated Statement of Operations:

In thousands	Successor			Predecessor
	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Designated hedges:
Healthcare Euro Hedges	$—	$—	$—	$(29)
Healthcare Euro Contracts	—	—	(544)	(118)
Hygiene Euro Contracts	(449)	(2,559)	3,807	—
Undesignated hedges:
Bridge Loan Contract	—	—	—	—
Healthcare Euro Contracts	—	(147)	809	—
Hygiene Euro Contracts	$(799)	$—	$—	$—

Total	$(1,248)	$(2,706)	$4,072	$(147)

Gains and losses associated with the Company’s designated fair value hedges are offset by the changes in the fair value of the underlying transactions. However, once the hedge is undesignated, the fair value of the hedge is no longer offset by the fair value of the underlying transaction. Changes in the fair value of derivative instruments are recognized in Other operating, net on the Consolidated Statements of Operations as they relate to notional amounts used in primary business operations. However, changes in the value of the Bridge Loan Contract were recognized in Foreign currency and other, net as it related to a non-operating notional amount.

Interest Rate Swap

In February 2009, the Company entered into an interest rate swap which converted the variable LIBOR-based interest payments on a portion of the Predecessor debt to a fixed amount. The interest rate swap qualified for hedge accounting treatment; therefore, changes in the fair value of each contract was recorded in the Accumulated other comprehensive income (loss). In September 2009, the Company amended the underlying debt and subsequently concluded that 92% of the notional amount of the interest rate swaps no longer met the criteria for cash flow hedge accounting and was undesignated. As a result, the related portion included in Accumulated other comprehensive income (loss) was frozen and will be reclassified to earnings as future interest payments are made. In connection with the Merger, the Company settled the interest rate swap and terminated the contract.

During the one month ended January 28, 2011, the amount of gain (loss) from the interest rate swap recognized in Accumulated other comprehensive income (loss) by the Predecessor was an immaterial loss. In addition, the amount of loss reclassified from Accumulated other comprehensive income (loss) to Interest expense was $0.2 million for the one month ended January 28, 2011.

Note 13. Fair Value of Financial Instruments

The accounting standard for fair value measurements establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The fair value hierarchy is comprised of three levels that are described below:

Level 1 —	Inputs based on quoted prices in active markets for identical assets or liabilities.

Level 2 —	Inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 —	Unobservable inputs based on little or no market activity and that are significant to the fair value of the assets and liabilities, therefore requiring an entity to develop its own assumptions.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability based on the best information available under the circumstances. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following tables present the fair value and hierarchy levels for the Company’s assets and liabilities, which are measured at fair value on a recurring basis as of the following periods:

In thousands	Level 1	Level 2	Level 3	December 28, 2013
(1)
Assets
Bridge Loan Contract	$—	$—	$—	$—
Firm commitment	—	—	—	—

Liabilities
Hygiene Euro Contracts	—	—	—	—
Healthcare Euro Contracts	—	—	—	—

(1)	At December 31, 2013, the Company did not have any financial assets or liabilities required to be measured at fair value.

In thousands	Level 1	Level 2	Level 3	December 29, 2012
Assets
Firm commitment	$—	$1,248	$—	$1,248

Liabilities
Hygiene contracts	—	(1,248)	—	(1,248)
Healthcare contracts	—	—	—	—

ASC 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company determines fair value of its financial assets and liabilities using the following methodologies:

•

Firm Commitment — Assets recognized associated with an unrecognized firm commitment to purchase equipment. The fair value of the assets is based upon indicative price information obtained from a third-party financial institution that is the counterparty to the transaction.

•

Derivative instruments — These instruments consist of foreign exchange forward contracts. The fair value is based upon indicative price information obtained from a third-party financial institution that is the counterparty to the transaction.

The fair values of cash and cash equivalents, accounts receivable, inventories, short-term borrowings and accounts payable and accrued liabilities approximate their carrying values due to the short-term nature of these instruments. The methodologies used by the Company to determine the fair value of its financial assets and liabilities at December 28, 2013 are the same as those used at December 29, 2012. As a result, there have been no transfers between Level 1 and Level 2 categories.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In the fourth quarter of 2013, the Company performed an impairment test on long-lived assets in Argentina. Based on third-party valuations, the Company determined the fair value of the long-lived assets to be $14.4 million . The amount is considered a non-recurring Level 3 fair value determination.

Note 14. Pension and Postretirement Benefit Plans

The Company and its subsidiaries sponsor multiple defined benefit plans that cover certain employees. Postretirement benefit plans, other than pensions, provide healthcare benefits for certain eligible employees. Benefits are primarily based on years of service and the employee’s compensation.

Pension Plans

The Company has both funded and unfunded pension benefit plans. It is the Company’s policy to fund such plans in accordance with applicable laws and regulations in order to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required.

The following table details information regarding the Company’s pension plans:

In thousands	U.S. Pension Plans		Non-U.S. Pension Plans
	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Pension Plans
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$(16,309)	$(15,219)	$(131,580)	$(105,637)
Service costs	(4)	—	(3,398)	(2,002)
Interest costs	(1,067)	(620)	(4,980)	(5,032)
Participant contributions	—	—	(170)	(173)
Acquisition	(84,932)	—	(1,602)	—
Plan amendments	—	—	622	—
Actuarial gain / (loss)	2,670	(1,451)	2,273	(25,848)
Settlements / curtailments	—	—	—	5,520
Benefit payments	1,322	981	4,917	4,556
Currency translation	—	—	(4,386)	(2,964)

Benefit obligation at end of year	$(98,320)	$(16,309)	$(138,304)	$(131,580)

Change in Plan Assets:
Fair value at beginning of year	$12,172	$11,341	$139,064	$129,365
Actual return on plan assets	2,270	1,091	(877)	12,611
Employer and participant contributions	721	721	4,788	3,493
Acquisition	84,981	—	1,203	—
Settlements / curtailments	—	—	(263)	(4,542)
Benefit payments	(1,322)	(981)	(4,618)	(4,556)
Currency translation	—	—	5,034	2,693

Fair value at end of year	$98,822	$12,172	$144,331	$139,064

Funded (unfunded) status	$502	$(4,137)	$6,027	$7,484

Amounts included in the balance sheet:
Current assets	$—	$—	$—	$263
Other noncurrent assets	—	—	12,133	15,087
Accounts payable and accrued liabilities	—	—	(346)	(334)
Other noncurrent liabilities	502	(4,137)	(5,760)	(7,532)

Net amount recognized	$502	$(4,137)	$6,027	$7,484

The Company has plans whose fair value of plan assets exceeds the benefit obligation. In addition, the Company also has plans whose benefit obligation exceeds the fair value of plan assets. The total amount of prepaid benefit cost included in the net prepaid (accrued) benefit cost recognized for all pension plans approximates $6.5 million and $3.3 million at December 28, 2013 and December 29, 2012, respectively. The accumulated benefit obligation was $232.2 million and $145.9 million at December 28, 2013 and December 29, 2012, respectively.

The following table summarizes the pretax amounts recorded in Accumulated other comprehensive income (loss) for the Company’s pension plans as of December 28, 2013 and December 29, 2012:

In thousands	U.S. Pension Plans		Non-U.S. Pension Plans
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Transition net asset	$—	$—	$—	$—
Net actuarial (gain) loss	1,174	4,688	12,583	7,737
Prior service cost	—	—	—	—

Net amounts recognized	$1,174	$4,688	$12,583	$7,737

The components of the Company’s pension related costs for the following periods are as follows:

	U.S. Pension Plans				Non-U.S. Pension Plans
	Successor			Predecessor	Successor			Predecessor
In thousands, except percentage data	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Pension Benefit Plans
Components of net periodic benefit cost:
Service cost	$4	$—	$—	$—	$3,398	$2,002	$1,917	$162
Interest cost	1,067	620	646	58	4,980	5,032	5,262	458
Return on plan assets	(1,679)	(899)	(868)	(79)	(6,574)	(5,462)	(5,447)	3,785
Curtailment / settlement (gain) loss	—	—	—	3	—	792	—	(4,293)
Net amortization of:
Transition costs and other	253	181	—	11	95	(238)	(2)	—

Net periodic benefit cost	$(355)	$(98)	$(222)	$(7)	$1,899	$2,126	$1,730	$112

Weighted average assumptions used:
Return on plan assets	5.9 - 7.0%	8.0%	8.0%	8.0%	3.0 - 5.5%	1.5 - 6.0%	2.4 - 6.0%	2.5 - 6.0%
Discount rate	4.6%	3.8%	5.6%	5.4%	3.4 - 8.0%	3.7 - 7.0%	4.0 - 7.3%	4.8 - 8.5%
Salary and wage escalation rate	N/A	N/A	N/A	N/A	2.8 - 4.5%	2.0 - 4.5%	2.0 - 4.5%	2.0 - 4.5%

During the fourth quarter of 2012, the Company completed the liquidation of two pension plans related to its former Dominion Textile, Inc. business in Canada. All pension benefits legally owed to plan participants were fully paid from plan assets by the end 2012. Excess plan assets left in the trust after all participants were paid was $0.3 million and is reported within Other current assets in the Company’s Consolidated Balance Sheet at December 29, 2012. The surplus was received by the Company in the first quarter of 2013. As a result of the liquidation of these plans, the Company recognized a settlement loss of $0.8 million within Special charges, net in the Company’s Consolidated Statement of Operations.

The expected long-term rate of return on plan assets reflects the average rate of returns expected on the funds invested or to be invested in order to provide for the benefits included in the projected benefit obligation. The expected long-term rate of return on plan assets is based on what is achievable given the plan’s investment policy, the types of assets held and target asset allocations. The expected long-term rate of return is determined as of the measurement date. The Company reviews each plan and its historical returns and target asset allocations to determine the appropriate long-term rate of return on plan assets to be used. Discount rates are primarily based on the market yields of global bond indices for AA-rated corporate bonds, applied to a portfolio for which the term and currency correspond with the estimated term and currency of the obligation.

The Company’s practice is to fund amounts for its qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws. In addition, the Company manages these plans to ensure that all present and future benefit obligations are met as they come due. During 2014, employer contributions are expected to approximate $5.0 million. As well, the Company expects to recognize amortization of actuarial gains/losses as components of net periodic benefit cost of $0.1 million.

Investment decisions

The Company’s overall investment strategy for pension plan assets is to achieve a blend of approximately 80 percent of investments for long-term growth and 20 percent for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers. In the U.S., the target allocations for plan assets are 40-55 percent in equity securities, 40-55 percent in corporate bonds and U.S. Treasury securities and the remainder in cash, cash equivalents or other types of investments. Equity securities primarily include investments in large-cap, mid-cap and small-cap companies principally located in the U.S. Fixed income securities include corporate bonds of companies of diversified industries and U.S. Treasuries.

The plans’ weighted-average asset allocations by asset category are as follows:

	December 28, 2013	December 29, 2012
Cash	12%	1%
Equity Securities	30%	31%
Fixed Income Securities	58%	68%

Total	100%	100%

The trust funds are sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return. The investment managers select investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the plans’ investment strategy. The investment managers will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure. It is the responsibility of the trustee to administer the investments of the trust within reasonable costs. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the Trust.

The fair value of the Company’s pension plan assets at December 28, 2013 by asset category is as follows:

In thousands	Total	Level 1	Level 2	Level 3
Cash	$28,671	$28,671	$—	$—
Equity securities:
U.S. equities (a)	16,566	11,023	5,543	—
Foreign equities (b)	16,233	4,993	11,240	—
Global equity funds (c)	37,697	5,079	32,618	—
Emerging markets (d)	2,423	1,083	1,340	—

Total equity securities	72,919	22,178	50,741	—

Fixed income securities:
U.S. fixed income funds (e)	43,069	11,030	27,332	4,707
Foreign fixed income funds (f)	97,264	—	97,264	—

Total fixed income securities	140,333	11,030	124,596	4,707

Insurance funds	1,230	—	—	1,230

Total	$243,153	$61,879	$175,337	$5,937

(a)	This category consists of commingled and registered mutual funds that focus on equity securities of U.S companies. It includes both indexed and actively managed funds.
(b)	This category consists of commingled and registered mutual funds that focus on equity securities of companies outside of the U.S. It includes both indexed and actively managed funds.
(c)	This category consists of commingled and registered mutual funds that invest in equity securities of both U.S. and foreign companies. It includes actively managed funds
(d)	This category consists of commingled and registered mutual funds that invest in equity securities of companies in emerging market economies. It includes actively managed funds.
(e)	This category consists of actively managed funds that invest in investment-grade bonds of U.S. issuers from diverse industries and U.S. government bonds and treasury notes.
(f)	This category consists of funds that invest in investment-grade bonds of foreign companies and Euro region government bonds.

The fair value of the Company’s pension plan assets at December 29, 2012 by asset category is as follows:

In thousands	Total	Level 1	Level 2	Level 3
Cash	$1,942	$1,942	$—	$—
Equity securities:
U.S. equities (a)	7,877	6,190	1,687	—
Foreign equities (b)	10,509	522	9,987	—
Global equity funds (c)	25,483	—	25,483	—
Emerging markets (d)	2,424	1,094	1,330	—

Total equity securities	46,293	7,806	38,487	—

Fixed income securities:
U.S. fixed income funds (e)	4,121	4,121	—	—
Foreign fixed income funds (f)	98,880	—	98,880	—

Total fixed income securities	103,001	4,121	98,880	—

Total	$151,236	$13,869	$137,367	$—

(a)	This category consists of commingled and registered mutual funds that focus on equity securities of U.S companies. It includes both indexed and actively managed funds.
(b)	This category consists of commingled and registered mutual funds that focus on equity securities of companies outside of the U.S. It includes both indexed and actively managed funds.
(c)	This category consists of commingled and registered mutual funds that invest in equity securities of both U.S. and foreign companies. It includes actively managed funds
(d)	This category consists of commingled and registered mutual funds that invest in equity securities of companies in emerging market economies. It includes actively managed funds.
(e)	This category consists of actively managed funds that invest in investment-grade bonds of U.S. issuers from diverse industries and U.S. government bonds and treasury notes.
(f)	This category consists of funds that invest in investment-grade bonds of foreign companies and Euro region government bonds.

Postretirement Plans

The Company sponsors several Non-U.S. postretirement plans that provide healthcare benefits to cover certain eligible employees. These plans have no plan assets, but instead are funded by the Company on a pay-as-you-go basis in the form of direct benefit payments.

The following table details information regarding the Company’s postretirement plans:

In thousands	U.S. Postretirement Plans		Non-U.S. Postretirement Plans
	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Postretirement Benefit Plans
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$—	$—	$(4,864)	$(4,908)
Additional benefit obligations	—	—	—	—
Service costs	—	—	(59)	(69)
Interest costs	(11)	—	(187)	(218)
Acquisition	(2,030)	—	(1,419)	—
Actuarial gain / (loss)	7	—	305	(394)
Settlements / curtailments	—	—	182	364
Benefit payments	—	—	381	407
Currency translation	—	—	150	(46)

Benefit obligation at end of year	$(2,034)	$—	$(5,511)	$(4,864)

Change in Plan Assets:
Fair value at beginning of year	$—	$—	$—	$—
Actual return on plan assets	—	—	—	—
Employer and participant contributions	—	—	381	407
Benefit payments	—	—	(381)	(407)
Currency translation	—	—	—	—

Fair value at end of year	$—	$—	$—	$—

Funded status	$(2,034)	$—	$(5,511)	$(4,864)

Amounts included in the balance sheet:
Other noncurrent assets	$—	$—	$—	$—
Accounts payable and accrued liabilities	(119)	—	(492)	(449)
Other noncurrent liabilities	(1,915)	—	(5,019)	(4,415)

Net amount recognized	$(2,034)	$—	$(5,511)	$(4,864)

The following table summarizes the pretax amounts recorded in Accumulated other comprehensive income (loss) for the Company’s postretirement benefit plans as of December 28, 2013 and December 29, 2012:

In thousands	U.S. Postretirement Plans		Non-U.S. Postretirement Plans
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Transition net asset	$—	$—	$—	$—
Net actuarial (gain) loss	(7)	—	(12)	443
Prior service cost	—	—	—	—

Net amounts recognized	$(7)	$—	$(12)	$443

The components of the Company’s postretirement related costs for the following periods are as follows:

	U.S. Postretirement Plans				Non-U.S. Postretirement Plans
	Successor			Predecessor	Successor			Predecessor
In thousands, except percentage data	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Postretirement Benefit Plans
Components of net periodic benefit cost:
Service cost	$—	$—	$—	$—	$59	$69	$75	$7
Interest cost	11	—	—	—	187	218	279	24
Curtailment / settlement (gain) loss	—	—	—	—	114	186	(556)	—
Net amortization of:
Transition costs and other	—	—	—	—	35	26	—	(26)

Net periodic benefit cost	$11	$—	$—	$—	$395	$499	$(202)	$5

Weighted average assumptions used:
Discount rate	4.6%	N/A	N/A	N/A	4.1 - 4.8%	3.5 - 7.0%	5.3 - 8.0%	5.0 - 8.5%
Salary and wage escalation rate	N/A	N/A	N/A	N/A	3.0%	3.0 - 4.5%	3.0 - 4.5%	3.0 - 4.5%

Due to the divestiture of Difco in May 2011, the Company terminated the employment of the remaining employees during the fourth quarter of 2011. The terminated employees are not entitled to postretirement benefits. As a result, the Company recognized a curtailment gain of $0.6 million related to the release of the benefit obligation associated with this event. This gain appears in the line, Discontinued Operations, net in the Company’s Consolidated Statement of Operations.

Assumed health care cost trend rates

The health care cost trend rate assumptions for the Company provided health care benefits for retirees in Canada are reflected in the following table. The Company does not provide post-employment health care benefits for retirees in other countries.

	December 28, 2013	December 29, 2012
Weighted average health care cost trend rate assumed for next year	6.44%	6.42%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reached the ultimate trend rate	2028	2028

A one-percentage point increase in the assumed health care cost trend rate would have increased aggregate service and interest cost in 2013 by less than $0.1 million and the accumulated postretirement benefit obligation as of December 28, 2013 by $0.1 million. A one-percentage point decrease in the assumed health care cost trend rate would have decreased aggregate service and interest cost in 2013 by less than $0.1 million and the accumulated postretirement benefit obligation as of December 28, 2013 by $0.1 million.

Expected Benefit Payments

The following table reflects the total benefits projected to be paid from the pension plans or from the Company’s general assets, under the current actuarial assumptions used for the calculation of the projected benefit obligations. Therefore, actual payments may differ from projected benefit payments. The expected level of payments to, or on the behalf of, participants is as follows:

In thousands	Pension	Postretirement
2014	$5,770	$606
2015	5,830	547
2016	6,133	548
2017	6,867	534
2018	7,186	544
2019 to 2023	46,224	2,581

For the fiscal year ended December 28, 2013 and December 29, 2012, reclassifications out of accumulated other comprehensive income (loss) totaled $0.4 million and less than $0.1 million. These amounts related to net actuarial gains/losses included in the computation of net periodic benefit cost for both pension and postretirement benefit plans.

Defined Contribution Plans

The Company sponsors several defined contribution plans through its domestic subsidiaries covering employees who meet certain service requirements. The Company makes contributions to the plans based upon a percentage of the employees’ contribution in the case of its 401(k) plans or upon a percentage of the employees’ salary or hourly wages in the case of its noncontributory money purchase plans. The cost of the plans was $2.7 million, $2.5 million and $2.5 million for fiscal 2013, 2012 and 2011, respectively.

Note 15. Equity Compensation Plans

The Company accounts for stock-based compensation plans in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”), which requires a fair-value based method for measuring the value of stock-based compensation. Fair value is measured once at the date of grant and is not adjusted for subsequent changes. The Company’s stock-based compensation plans have included a program for stock options and restricted stock units.

Predecessor Equity Compensation Plans

The Predecessor adopted various compensation plans to attract, retain and motivate directors, officers and employees of the Company and its subsidiaries. These plans included nonqualified stock options of common stock, restricted shares and restricted share units. In association with the Merger, the Predecessor’s stock options, as well as the restricted shares and restricted share units, vested, if unvested, and were canceled and converted into the right to receive cash for each share, without interest, on January 28, 2011. With respect to the Company’s stock options, the amount in cash was adjusted by the exercise price of $6.00 per share. As a result, the Company recognized $12.7 million in the Consolidated Statement of Operations related to the accelerated vesting of its stock options, restricted shares and restricted share units during the one month ended January 28, 2011.

In addition, the Company maintained an employment agreement with its former Chief Executive Officer that provided for a one-time award of equity and cash at the expiration date of the agreement. The equity award component was dependent upon an ending stock price at the measurement date and the cash component would have been equal to thirty percent of the equity award component. In contemplation of the Merger, the former Chief Executive Officer entered into a new employment agreement which became effective as of the time of the Merger and superseded the previous employment agreement. Accordingly, the former Chief Executive Officer has no further rights under the previous employment agreement.

Successor Equity Compensation Plans

In January 2011, Holdings adopted an Incentive Stock Plan (the “2011 Plan”), pursuant to which Holdings will grant equity-based awards to selected employees and directors of the Company. The 2011 Plan, which included time-based, performance-based and exit-based options as well as restricted stock units, provided that 22,289 shares of common stock of Holdings are available for grant.

On June 17, 2013, Veronica Hagen and the Company entered into a Retirement Agreement (the “Retirement Agreement”) whereby she retired from the position of President and Chief Executive Officer effective June 19, 2013 and retired from the Company on August 31, 2013. Per the terms of the Retirement Agreement, the Company modified her equity-based awards in that certain time-based and exit-based awards became fully vested, with all remaining awards forfeited. Per ASC 718, the change in vesting conditions was treated as a Type III modification whereby the original equity awards are considered forfeited and new, fully vested awards are granted.

On June 18, 2013, the Company announced the appointment of J. Joel Hackney Jr. as President and Chief Executive Officer, effective June 19, 2013. Per the terms of his employment agreement, Mr. Hackney received 9,000 equity-based awards, which included 3,000 restricted stock units. As a result, the Company amended the 2011 Plan to increase the number of shares of Holdings common stock available for grant from 22,289 to 31,289. At December 28, 2013, the indirect parent has 4,894 shares available for future incentive awards.

On July 3, 2013, Michael Hale accepted the position of Senior Vice President and Advisor to the Chief Executive Officer and subsequently announced his retirement from the Company effective January 31, 2014. Other than the change in title and role, all of the terms and conditions of his employment agreement remain as indicated except for certain modification to his equity-based awards in that certain time-based awards became fully vested. Per ASC 718, the change in vesting conditions was treated as a Type III modification whereby the original equity awards are considered forfeited and new, fully vested awards are granted.

During 2013, the Board of Directors reviewed the historical and projected financial performance of the Company in regard to the satisfaction of the performance-vested options. Under the current vesting conditions, a performance-based option would become vested if certain free cash flow targets are achieved in either a given fiscal year or based on cumulative targets over multiple fiscal years. As none of these targets have been achieved since the date of grant and, based on recent performance, not expected to be satisfied in the next several years, the Board of Directors decided to modify the terms of the performance-vesting options. As a result, on August 30, 2013, vesting terms for all performance-based options were modified to vest on terms similar to existing exit-based options, substituting 15% for 20% as the required annual internal rate of return component. In addition, to align the vesting conditions between the amended performance-based options and the exit-based options, the vesting terms of the exit-based options were modified to reduce the required annual internal rate of return component to 15%.

Stock Options

Options granted under the 2011 Plan expire on the tenth anniversary date of the date of grant and vest based on the type of option granted. Time-based options vest based upon the passage of time in equal installments at the respective anniversaries of the date of grant. Modified performance-based options and exit-based options vest on the date, if any, when Blackstone receives cash proceeds with respect to its investment in the Company’s equity securities that meets a specified financial yield. All options are subject to continued employment with the Company.

Changes in options outstanding under the 2011 Plan are as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding - January 1, 2011	—	$—
Granted	17,699	1,000
Canceled / Forfeited	(842)	1,000
Exercised	—	—

Outstanding - December 31, 2011	16,857	1,000
Granted	4,582	1,000
Canceled / Forfeited	(979)	1,000
Exercised	—	—

Outstanding - December 29, 2012	20,460	1,000
Granted	6,817	1,000
Canceled / Forfeited	(3,882)	1,000
Exercised	—	—

Outstanding - December 28, 2013	23,395	$1,000

Exercisable - December 28, 2013	2,738	$1,000

The fair value of each time-based award is expensed on a straight-line basis over the requisite service period, which is generally the three or five year vesting period of the options. However, for options granted with performance target requirements, compensation expense would have been recognized when it was probable that both the performance target will be achieved and the requisite service period was satisfied. Compensation expense is not recognized for modified performance-based options and exit-based options until they vest. As of December 28, 2013, unrecognized compensation expense related to non-vested options granted under the 2011 Plan totaled $2.2 million.

The weighted-average fair value of stock options granted during fiscal 2013 and 2012 was $568.420 and $275.079, respectively, using the Black-Scholes option pricing model. The following weighted-average assumptions were used:

	Fiscal 2013	Fiscal 2012
Risk-free interest rate	1.55%	0.35%
Dividend yield	—%	—%
Expected life	6.4 years	3.3 years
Volatility	59.00%	38.02%

As the Company does not have sufficient historical volatility data for the common stock of Holdings, the stock price volatility utilized in the fair value calculation is based on the Company’s peer group in the industry in which it does business. The risk-free interest rate is based on the yield-curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. Prior to 2013, the expected life was based on the vesting schedule of the options and their contractual life, taking into consideration the expected time in which the share price of the option would exceed the exercise price of the option. However, subsequent equity grants utilize the Simplified Method as allowed under SAB Topic 14 to derive the expected life assumption. The estimated fair value of the options that have been granted under the 2011 Plan were determined using a third-party valuation specialist.

Restricted Stock Units

Restricted stock units represent a promise to deliver shares to the individual at a future date if certain vesting conditions are met. Under the Holdings Plan, restricted stock unit’s will become vested on the third anniversary of the date of grant and will be settled in shares of Holdings. Dividend equivalent shares will accrue if dividends are paid on Holdings common stock and will vest proportionately with the restricted stock unit’s to which they relate.

Changes in restricted stock units outstanding under the 2011 Plan are as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding - December 29, 2012	$—	$—
Granted	3,000	1,000
Canceled / Forfeited	—	—
Exercised	—	—

Outstanding - December 28, 2013	3,000	$1,000

The fair value of each restricted stock unit is measured as the grant-date price of the common stock which is expensed on a straight-line basis over the three year vesting period. As of December 28, 2013, unrecognized compensation expense related to non-vested restricted stock units granted under the 2011 Plan totaled $2.5 million.

Call Option on Common Stock

Under the 2011 Plan, the Company set forth a management equity subscription agreement whereby certain selected employees of the Company were able to invest in shares of Holding’s common stock. The agreement contains an employer call option clause that states that the Company can repurchase the common stock from the employee prior to the third anniversary of the purchase date. This feature creates an in-substance service period because the employer can repurchase the shares at the original purchase price (or less) if the employee terminates within the specified time period. The employee does not partake in any of the risks or rewards of stock ownership until the end of the three year implied service period. As a result, the cash acquired by the Company for the common stock shares have been recorded as a liability, as they are subject to repayment upon employee termination and compensation cost will be recognized over the implied three-year requisite service period equal to the fair value of the call option.

Other Compensation Agreements

In contemplation of the Merger, the former Chief Executive Officer entered into an employment agreement which became effective as of the time of the Merger. The agreement provided that as long as Ms. Hagen was an employee in good standing on April 23, 2013, that she would be entitled to a one-time grant of shares in Holdings having a value equal to $694,000 (the “Equity Award”). In accordance with the terms of her employment agreement, Ms. Hagen received the equity award of 694 shares of Holdings common stock (less applicable withholding taxes) on the appropriate date. The Company recognized compensation expense on a straight-line basis over the requisite service period and has no further obligations under the agreement.

Compensation Expense

Stock-based compensation expense is included in Selling, general and administrative expenses in the Consolidated Statement of Operations. The amount of compensation expense recognized during the period is based on the portion of granted awards that are expected to vest. Ultimately, the total expense recognized of the vesting period will equal the fair value of the awards as of the grant date that actually vest. The following table summarizes the compensation expense recognized:

In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Fiscal Year Ended December 31, 2011
Stock options	$950	$532	$441
Restricted stock units	500	—	—
Employee call option	2,443	—	—
Equity award	97	310	287

Total	$3,990	$842	$728

Note 16. Income Taxes

The provision for income taxes was computed based on the following components of income (loss) before income tax expense and discontinued operations:

In thousands	Successor			Predecessor
	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Domestic	$(64,320)	$(44,664)	$(75,910)	$(19,238)
Foreign	3,329	26,281	2,809	1,485

Total	$(60,991)	$(18,383)	$(73,101)	$(17,753)

The components of income tax (provision) benefit for the respective periods are as follows:

In thousands	Successor			Predecessor
	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Current:
Federal and state	$3,947	$397	$17,115	$(302)
Foreign	(12,474)	(9,175)	(17,498)	(247)
Deferred:
Federal and state	36,689	90	—	—
Foreign	7,862	1,033	3,655	—

Income tax (provision) benefit	$36,024	$(7,655)	$3,272	$(549)

The income tax (provision) benefit differs from the amount of income taxes determined by applying the applicable U.S. federal statutory rate of 35% to pretax income as a result of the following differences:

In thousands	Successor			Predecessor
	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Computed income tax (provision) benefit at statutory rate	$21,347	$6,435	$25,585	$6,214
State income taxes, net of U.S. federal tax benefit	(540)	(5)	1,207	(27)
Change in valuation allowance	6,263	(17,035)	(30,823)	(6,579)
Local country withholding tax	(5,307)	(800)	(3,574)	(157)
Tax attribute carryforward expiration	—	—	—	—
Intra-period allocation rule exception	5,201	—	970	—
Foreign rate difference	8,966	3,852	(6,338)	56
Change in U.S. Personal Holding Company liability	—	—	16,221	(54)
Other	94	(102)	24	(2)

Income tax (provision) benefit	$36,024	$(7,655)	$3,272	$(549)

In the fourth quarter of 2013, Mexico passed and implemented tax reform. Among the many changes, the IETU tax regime was repealed. The PGI Mexico subsidiary was paying tax under the IETU tax regime and all deferred taxes were on the balance sheet using the attributes of the IETU tax regime. With the appeal, the PGI Mexico subsidiary had to remove all deferred tax items related to the IETU and replace them with the attributes consistent with the ISR, or income tax regime. The income statement impact on the tax expense related to this change was benefit of $4.1 million.

During 2011, the Company determined that it may be subject to Personal Holding Company (“PHC”) tax for past periods and established a liability in accordance with the recognition provisions of ASC 740 “Income Taxes” (ASC 740”). However, in the fourth quarter of 2011, the IRS issued a favorable ruling determining the Company was not a PHC. As a result, the Company released in its entirety the the unrecognized tax benefit (the “UTB”) associated with the PHC matter during the December 31, 2011 tax year. It included $2.2 million related to the expiration of the statute of limitations and $14.0 million related to the favorable Internal Revenue Service (the “IRS”) ruling.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating losses and other tax credit carryforwards.

Deferred income tax assets and liabilities consist of the following:

In thousands	December 28, 2013	December 29, 2012
Deferred tax assets:
Provision for bad debts	$1,169	$1,263
Inventory capitalization and allowances	1,997	146
Net operating loss and capital loss carryforwards	220,890	183,917
Tax credits	5,748	3,681
Employee compensation and benefits	10,322	10,732
Other, net	14,456	18,291

Total deferred tax assets	254,582	218,030
Valuation allowance	(193,442)	(203,837)

Net deferred tax assets	$61,140	$14,193

Deferred tax liabilities:
Property, plant and equipment, net	$(33,050)	$(29,832)
Intangibles	(38,761)	(4,593)
Stock basis of subsidiaries	—	(281)
Undistributed Earnings	(12,477)	(1,762)
Other, net	(6,530)	(6,608)

Total deferred tax liabilities	(90,818)	(43,076)

Net deferred tax liabilities	$(29,678)	$(28,883)

The Company records a deferred tax liability associated with the excess of book basis over tax basis in the shares of subsidiaries not considered indefinitely invested. At December 28, 2013, the Company has not provided deferred income taxes on approximately $50.7 million of unremitted earnings of its foreign subsidiaries where the earnings are considered indefinitely invested. If management decided to repatriate these earnings, they would become taxable and would incur approximately $19.6 million of tax. In the event of additional tax, unrecognized tax attributes may be available to reduce some portion of any U.S. income tax liability.

After Internal Revenue Code Section 382 (“Section 382”) limitations, the Company has $320.2 million of U.S. federal operating loss carryforwards that expire between 2024 and 2033. In addition, the Company has $659.8 million of aggregated state operating loss carryforwards that expire over various time periods, and has $286.5 million of foreign operating loss carryforwards, of which $153.8 million have an unlimited carryforward life and $93.0 million expire between 2014 and 2022. The remaining $39.7 million of foreign operating loss carryforwards expire between 2014 and 2033. The Company has potential tax benefits of $1.7 million of tax credit carryforwards on foreign jurisdictions, all of which expire between 2014 and 2023. The Company has $1.5 million of AMT credit with an unlimited carryforward life.

A valuation allowance is recorded when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the likelihood that a deferred tax asset will be realized, management considers, among other factors, the trend of historical and projected future taxable income, the scheduled reversal of deferred tax liabilities, the carryforward period for net operating losses and credits as well as tax planning strategies available to the Company. After consideration of all available evidence both positive and negative, the Company has determined that valuation allowances of $193.4 million and $203.8 million are appropriate as of December 28, 2013 and December 29, 2012, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, included in Other noncurrent liabilities in the accompanying Consolidated Balance Sheet, excluding potential interest and penalties associated with uncertain tax positions, is as follows:

In thousands	Successor			Predecessor
	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Unrecognized tax benefits at beginning of period	$12,794	$12,892	$24,704	$24,357
Gross increases for tax positions of prior years	—	—	—	—
Gross decreases for tax positions of prior years	(260)	(127)	(11,654)	(239)
Increases in tax positions for the current year	1,753	2,085	2,621	141
Lapse of statute of limitations	(1,873)	(1,810)	(2,898)	—
Purchase accounting adjustment	4,705	—	—	445
Currency translation	(727)	(246)	119	—

Unrecognized tax benefits at end of period	$16,392	$12,794	$12,892	$24,704

The total amount of UTBs as of December 28, 2013 and December 29, 2012 were $24.0 million and $25.0 million, respectively. These amounts include accrued interest and penalties of $9.3 million and $12.2 million at December 28, 2013 and December 29, 2012, respectively. Included in the UTBs as of December 28, 2013 is $1.7 million of operating loss carryforwards for which a UTB has been established. Further, the UTBs of $24.0 million represent the amount that, if recognized, would affect the effective tax rate of the Company in future periods. Included in the balance as of December 28, 2013 was $3.8 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the next twelve months. This amount represents a decrease in UTBs comprised of items related to lapse of statute of limitations or settlement of issues. The Company continues to recognize interest and/or penalties related to income taxes as a component of income tax expense.

During 2013, Mexico initiated a tax amnesty program that provides a reduction in taxes owed and the elimination of all related penalties and interest. In May 2013, the Company exercised its right under the amnesty program related to the country’s Asset Tax. As a result, the Company recorded a discrete tax expense of $2.9 million during the second quarter associated with the amnesty program. In July 2013, Colombia initiated a tax amnesty program under which the Company filed for tax amnesty for the 2007 tax year related to a transfer pricing issue. The Colombia tax authorities accepted the amnesty request and as a result, the Company paid $0.5 million to settle the outstanding issue.

During 2012, the Company completed a sale of leased equipment between its’ Netherlands and Colombia subsidiaries. At December 29, 2012, the capitalized assets have a book value of $20.7 million, which will be depreciated over the remaining useful life of the equipment. The Company recognized no gain or loss on this intercompany transaction. However, due to different tax rates in each jurisdiction, the transaction resulted in a deferred tax expense of $0.1 million at December 28, 2013 and a deferred tax benefit of $1.2 million at December 29, 2012 which the Company recorded within Additional paid-in-capital during 2012. The equity adjustment will be recognized in earnings over the remaining useful life of the equipment.

Management judgment is required in determining tax provisions and evaluating tax positions. Although management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable, it recognizes that these tax positions and related provisions may be challenged by various tax authorities. These tax positions and related provisions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretations of tax laws, developments in case law and closing of statute of limitations. The Company’s tax provision includes the impact of recording reserves and any changes thereto. As of December 28, 2013, the Company has a number of open tax years with various taxing jurisdictions that range from 2003 to 2013. The results of current tax audits and reviews related to open tax years have not been finalized, and management believes that the ultimate outcomes of these audits and reviews will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The major jurisdictions where the Company files income tax returns include the United States, Canada, China, India, the Netherlands, France, Germany, Spain, United Kingdom, Italy, Mexico, Colombia, and Argentina. The U.S. federal tax returns have been examined through fiscal 2004 and the various taxing jurisdictions generally remain open and subject to examination by the relevant tax authorities for the tax years 2003 through 2013.

As a result of the acquisition of Fiberweb, the Company now has additional operations in the U.S. and France, and new operations in the United Kingdom, Germany, Italy and India. Based on the weight of the evidence, it is management’s opinion, it is more likely than not that some portion, or all, of the deferred tax assets associated with some of these entities will not be realized. Therefore, the net deferred tax asset associated with the United Kingdom, Germany and Italy were fully valued as of the opening balance sheet date.

The Fiberweb U.S. operations are owned directly by Fiberweb PLC. Through tax planning, the U.S. entities became part of the Company’s U.S. consolidated federal tax return on December 22, 2013. However, on the Acquisition Date, these entities were not part of the Company’s U.S. consolidated federal tax return and as a result, it was management’s opinion that it was more likely than not that these entities would recognize their deferred tax assets. Therefore, there were no valuation allowances established at the opening balance sheet date. Once they became part of the Company’s U.S. consolidated federal tax return, these amounts became fully valued. Fiberweb entities in the U.S. have a net deferred tax liability which created a tax benefit of $36.7 million.

Note 17. Shareholders’ Equity

In connection with the Merger on January 28, 2011, all existing shares of Polymer Group, Inc’s common and preferred stock were canceled and converted into the right to redeem for a portion of the merger consideration. As a result of the Merger, Scorpio Acquisition Corporation owns 100% of the Company’s issued and outstanding common stock.

Common Stock

The authorized share capital of the Company is $10, consisting of 1,000 shares, par value $0.01 per share. The Company did not pay any dividends during fiscal years 2013 or 2012 and intends to retain future earnings, if any, to finance the further expansion and continued growth of the business. In addition, our indebtedness obligations limit certain restricted payments, which include dividends payable in cash, unless certain conditions are met.

Additional Paid-in-Capital

In January 2011, Blackstone, along with certain members of the Company’s management, contributed $259.9 million through the purchase of Holdings. In accordance with push-down accounting, the basis in these shares of common stock has been pushed down from Holdings to the Company. Amounts related to Blackstone and certain board members are recorded in Additional paid-in capital. The remaining portion, related to certain members of the Company’s management, are recorded in Other noncurrent liabilities as they contain a three-year call option feature which specifies that the employer can repurchase the shares at the original purchase price (or less) if the employee terminates within the specified time period. Subsequent to January 28, 2011, certain members of the Company’s management and certain board members purchased common stock of Holdings. In addition, the Company has repurchased common stock from former employees. At December 28, 2013, the net amount purchased was $1.4 million and accordingly, the Company recorded the basis in these shares as additional paid-in capital or as a noncurrent liability, as necessary.

On December 18, 2013, the Company received an additional equity investment of $30.7 million from Blackstone (the “Equity Investment”). The Equity Investment, along with the proceeds received from the Term Loans, were used to repay all outstanding borrowings under the Senior Secured Bridge Credit Agreement and the Senior Unsecured Bridge Credit Agreement.

Accumulated Other Comprehensive Income (Loss)

The components of Accumulated other comprehensive income (loss) are as follows:

In thousands	December 28, 2013	December 29, 2012
Currency translation	$7,705	$(1,003)
Employee benefit plans, net of tax of ($2,204) as of December 28, 2013 and ($896) as of December 29, 2012	(15,811)	(13,766)
Change in the fair value of cash flow hedges, net of tax	—	—

Total	$(8,106)	$(14,769)

Note 18. Special Charges, Net

As part of our business strategy, the Company incurs amounts related to corporate-level decisions or Board of Director actions. These actions are primarily associated with initiatives attributable to restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable. In addition, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances including the aforementioned, indicate that the carrying amounts may not be recoverable. These amounts are included in Special charges, net in the Consolidated Statement of Operations. A summary for each respective period is as follows:

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Restructuring and plant realignment costs
Internal redesign and restructure of global operations	$2,291	$12,403	$—	$—
Plant realignment costs	8,395	4,096	1,515	194
IS support initiative	25	867	—	—
Other restructure initiatives	42	511	—	—

Total restructuring and plant realignment costs	10,753	17,877	1,515	194

Acquisition and merger related costs
Blackstone acquisition costs	37	452	27,919	6,137
Fiberweb acquisition costs	18,306	—	—	—
Accelerated vesting of share-based awards	—	—	—	12,694

Total acquisition and merger related costs	18,343	452	27,919	18,831

Other special charges
Colombia flood	—	57	1,037	1,685
Goodwill impairment	—	—	7,647	—
Asset impairment charges	2,259	—	1,620	—
Other charges	1,833	1,206	1,607	114

Total other special charges	4,092	1,263	11,911	1,799

Total	$33,188	$19,592	$41,345	$20,824

Restructuring and Plant Realignment Costs

Internal redesign and restructuring of global operations

During 2012, the Company initiated the internal redesign and restructuring of its global operations for the purposes of realigning and repositioning the Company to consolidate the benefits of its global footprint, align resources and capabilities with future growth opportunities and provide for a more efficient structure to serve existing markets.

Costs incurred for the respective periods presented consisted of the following:

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Employee separation	$171	$8,788	$—	$—
Professional consulting fees	1,603	1,589	—	—
Relocation, recruitment and other	517	2,026	—	—

Total	$2,291	$12,403	$—	$—

Plant Realignment Costs

The Company incurs costs associated with ongoing restructuring initiatives intended to result in lower working capital levels and improve operating performance and profitability. Costs associated with these initiatives include improving manufacturing productivity, reducing headcount, realignment of management structures, reducing corporate costs and rationalizing certain assets, businesses and employee benefit programs. Costs incurred for the respective periods presented primarily consisted of plant realignment initiatives in the North America and Europe regions. However, amounts recorded in the current period primarily relate to costs incurred in association with our acquisition of Fiberweb.

IS Support Initiative

During 2012, the Company launched an initiative to utilize a third-party service provider for its Information Systems support tactical functions, including: service desk; desktop/end-user computing; server administration; network services; data center operations; database and applications development; and maintenance. Cost incurred for the respective periods presented primarily consisted of employee separation and severance expenses.

Other Restructuring Initiatives

The Company incurs costs associated with less significant ongoing restructuring initiatives resulting from the continuous evaluation of opportunities to optimize manufacturing facilities and the manufacturing process. Costs associated with these initiatives primarily relate to professional consulting fees.

Amounts accrued for Restructuring and Plant Realignment costs are included in Accounts payable and accrued expenses in the Consolidated Balance Sheets. Changes in the Company’s reserves for the respective periods presented were as follows:

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Beginning balance	$6,278	$1,100	$1,694	$1,726
Additions	8,634	15,074	1,515	194
Acquisitions	2,010	—	—	—
Cash payments	(8,343)	(9,930)	(2,022)	(220)
Adjustments	(119)	34	(87)	(6)

Ending balance	$8,460	$6,278	$1,100	$1,694

The Company accounts for its restructuring programs in accordance with ASC 712, “Compensation - Non-retirement Postemployment Benefits” (“ASC 712”). Programs in existence prior to the acquisition of Fiberweb are substantially complete with any year-end accrued liability remaining to be paid in early 2014. As a result of the acquisition of Fiberweb, the Company has initiated several restructuring programs to integrate and optimize the combined footprint. Projected costs for these programs are expected to range between $16.0 million and $23.0 million.

Acquisition and Merger Related Costs

Blackstone Acquisition Costs

As a result of the Merger on January 28, 2011, the Company incurred direct acquisition costs associated with the transaction including investment banking, legal, accounting and other fees for professional services. Other expenses included direct financing costs associated with the issuance of the Senior Secured Notes as well as the fee to enter into the ABL Facility, both of which have been capitalized as intangible assets on the Consolidated Balance Sheet as of the date of the Merger.

Fiberweb Acquisition Costs

As a result of the Acquisition on November 15, 2013, the Company incurred direct acquisition costs associated with the transaction including investment banking, legal, accounting and other fees for professional services. Other expenses included direct financing costs associated with both the Secured Bridge Facility and the Unsecured Bridge Facility, as well as with the Term Loans. These costs have been capitalized as intangible assets on the Consolidated Balance Sheet as of the date of the Acquisition.

Accelerated Vesting of Share-Based Awards

Due to the change in control associated with the Merger, the Company’s Predecessor stock options as well as the restricted shares and restricted share units underlying the Restricted Stock Plans vested, if unvested, were canceled and converted into the right to receive on January 28, 2011, (i) an amount in cash equal to the per share closing payment and (ii) on each escrow release date, an amount equal to the per share escrow payment, in each case, less any applicable withholding taxes. With respect to the Company’s stock options, the amount in cash was adjusted by the exercise price of $6.00 per share.

Other Special Charges

Colombia Flood

In December 2010, a severe rainy season impacted many parts of Colombia and caused the Company to temporarily cease manufacturing at its Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where its manufacturing facility is located. The Company established temporary offices away from the flooded area and worked with customers to meet their critical needs through the use of our global manufacturing base. The facility re-established manufacturing operations on April 4, 2011 and operations reached full run rates in third quarter of 2011. The costs related to restoration of the facility were net of insurance proceeds. In addition, the Company capitalized $8.0 million of costs that were incurred to bring the manufacturing equipment to a functional state during 2011.

Goodwill Impairment

Goodwill is tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset. In the fourth quarter of 2011, the Company performed its annual impairment test of goodwill in accordance with current accounting standards. As a result, the Company recorded a $7.6 million non-cash impairment charge attributable to reporting units in Asia and North America.

Asset Impairment

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In the fourth quarter of 2013, the Company performed an impairment test on long-lived assets in Argentina. Based on third-party valuations, the Company determined the fair value of the long-lived assets to be $14.4 million fair value. As a result, the Company recorded an non-cash impairment charge of $2.2 million to adjust the carrying value to its fair value. In addition, a $1.6 million non-cash impairment charge was recorded during the fourth quarter of 2011. The charge related to the fair value adjustment of a former manufacturing facility in North Little Rock, Arkansas.

Other Charges

Other charges consist primarily of expenses related to the Company’s pursuit of other business opportunities. The Company reviews its business operations on an ongoing basis in light of current and anticipated market conditions and other factors and, from time to time, may undertake certain actions in order to optimize overall business, performance or competitive position. To the extent any such decisions are made, the Company would likely incur costs associated with such actions, which could be material. Other costs may include various corporate-level initiatives.

Note 19. Other Operating, Net

Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings. The Company includes these gains and losses related to receivables and payables as well as the impacts of other operating transactions as a component of Operating income (loss).

Amounts associated with these components for the respective periods are as follows:

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Foreign currency gains (losses)	$(2,838)	$151	$(3,298)	$505
Other operating income (expense)	326	136	664	59

Total	$(2,512)	$287	$(2,634)	$564

Note 20. Foreign Currency and Other, Net

Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings. The Company includes these gains and losses related to intercompany loans and debt as well as other non-operating activities as a component of Other income (expense).

Amounts associated with these components for the respective periods are as follows:

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Foreign currency gains (losses)	$(6,689)	$(3,433)	$(715)	$(150)
Other non-operating income (expense)	(2,162)	(1,701)	(17,921)	68

Total	$(8,851)	$(5,134)	$(18,636)	$(82)

During the eleven months ended December 31, 2011, the Company recognized a loss of $18.6 million. Amounts associated with foreign currency losses totaled $0.7 million and other non-operating expenses were $1.3 million. In addition, the Company wrote-off a $16.6 million tax indemnification asset that was established during the Merger.

Note 21. Discontinued Operations

The Company accounts for discontinued operations in accordance with ASC 205, “Discontinued Operations” (“ASC 205”), which allows a component of an entity that can be clearly distinguished operationally from the rest of an entity to be reported in discontinued operations, provided that the operations and cash flows of the component have been or will be eliminated and the entity will not have any significant continuing involvement in the component after the disposal.

The components of discontinued operations are as follows:

In thousands	Successor			Predecessor
	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Revenues	$—	$—	$27,221	$4,060

Pre-tax earnings (loss) from operations	—	—	(6,105)	320
Pre-tax gain (loss) on sale	—	—	(735)	—
Tax (provision) benefit	—	—	557	(138)

Discontinued operations, net	$—	$—	$(6,283)	$182

On April 29, 2011, the Company entered into an agreement to sell certain assets and the working capital of Difco Performance Fibers, Inc. (“Difco”) for cash proceeds of $10.9 million. The agreement provided that Difco would continue to produce goods during the three month manufacturing transition services agreement that expired in the third quarter of 2011. The sale was completed on May 10, 2011 and resulted in a loss of $0.7 million recognized during the eleven months ended December 31, 2011.

Note 22. Commitments and Contingencies

The Company is involved from time to time in various litigations, claims and administrative proceedings arising out of the ordinary conduct of its business. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that any liability which may result from these legal matters would not have a material adverse effect on the Company’s business or financial condition.

Non-affiliate Leases

The Company leases certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions. Future minimum rental payments required under non-affiliate operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 28, 2013 are presented in the following table:

In thousands	Gross Minimum Rental Payments
2014	$14,141
2015	12,660
2016	11,910
2017	11,441
2018	9,067
Thereafter	20,098

Total	$79,317

Rent expense (net of sub-lease income), including incidental leases, was $15.4 million, $14.5 million and $8.3 million for the Successor during the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012 and the eleven months ended December 31, 2011, respectively. For the one month ended January 28, 2011, rent expense for the Predecessor was $0.9 million. These expenses are generally recognized on a straight-line basis over the life of the lease.

In the third quarter of 2011, the Company’s state-of-the-art spunmelt line in Waynesboro, Virginia commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in the hygiene and healthcare applications in the U.S. The line was principally funded by a seven year equipment lease with a capitalized cost of $53.6 million. From the commencement of the lease to its fourth anniversary date, the Company will make annual lease payments of $8.3 million. From the fourth anniversary date to the end of the lease term, the Company’s annual lease payments may change, as defined in the lease agreement. The aggregate monthly lease payments under the agreement, subject to adjustment, are expected to approximate $58 million. The lease includes covenants, events of default and other provisions that requires us to maintain certain financial ratios and other requirements.

Environmental

The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to pollution and protection of the environment. The Company believes that it is currently in substantial compliance with applicable environmental requirements and does not currently anticipate any material adverse effect on its operations, financial or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent in the nature of the Company’s business and, accordingly, there can be no assurance that material environmental liabilities will not arise.

Financing Obligation

As a result of the acquisition of Fiberweb, the Company acquired a manufacturing facility in Old Hickory, Tennessee, the assets of which included a utility plant used to generate steam for use in its manufacturing process. Upon completion of its construction in 2011, the utility plant was sold to a unrelated third-party and subsequently leased back by Fiberweb for a period of 10 years. The transaction was appropriately accounted for by Fiberweb under International Financial Reporting Standards (“IFRS”) as a sale-leaseback whereby the assets were excluded from the balance sheet and monthly lease payments were recorded as rent expense.

The Company determined that current accounting guidance under GAAP disallowed sale-leaseback treatment if there was continuing involvement with the property. As a result, the transaction is not accounted for as a sale-leaseback, but as a direct financing lease under GAAP, recognizing the assets as part of property, plant and equipment and a related financing obligation as a long-term liability. Cash payments to the lessor are allocated between interest expense and amortization of the financing obligation. At the end of the lease term, the Company will recognize the sale of the utility plant, however, no gain or loss will be recognized as the financing obligation will equal the expected carrying value of the assets. At December 28, 2013, the outstanding balance of the financing obligation was $20.1 million.

Purchase Commitments

At December 28, 2013, the Company had purchase commitments of $106.2 million, of which $73.4 million related to the purchase of raw materials in the normal course of business. The remaining $32.8 million related to capital projects, primarily associated with the plan to relocate the Company’s Nanhai, China manufacturing facilities and the warehouse expansion project at the Company’s Old Hickory, Tennessee manufacturing facilities.

Note 23. Segment Information

The Company is a leading global, technology-driven developer, producer and marketer of engineered materials, primarily focused on the production of nonwoven products. The Company operates through four reportable segments, with the main source of revenue being the sales of primary and intermediate products to consumer and industrial markets. The Company has one major customer that accounts for over 10% of its business, the loss of which would have a material adverse impact on reported financial results. Sales to this customer are reported within each of the the operating segments.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that the segment results are prepared on a management basis that is consistent with the manner in which the Company desegregates financial information for internal review and decision making. Intercompany sales between the segments are eliminated.

In April 2011, the Company entered into an agreement to sell certain assets and the working capital of Difco. As a result, the Company accounted for the transaction as discontinued operations in accordance with ASC 205. Difco was previously reported as part of the North America segment. Segment information has been revised to exclude the results of this business for all periods presented.

The Company previously reported its results under the following four segments: Americas Nonwovens, Europe Nonwovens, Asia Nonwovens and Oriented Polymers. Beginning with the third quarter of 2014, to reflect its new organizational structure and business focus, the Company reports its financial performance under the following four segments: North America, South America, Europe and Asia. As such, the Company has revised its historical segment disclosures as presented below to reflect its new reporting structure.

Financial data by segment is as follows:

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Net sales
North America	$572,095	$542,788	$524,043	$43,528
South America	153,770	161,509	145,426	7,370
Europe	316,400	294,120	297,869	24,305
Asia	172,597	156,746	135,591	9,403

Total	$1,214,862	$1,155,163	$1,102,929	$84,606

Operating income (loss)
North America	$51,485	$49,988	$34,970	$4,906
South America	7,681	18,047	8,444	242
Europe	8,571	11,102	8,427	1,812
Asia	17,809	18,130	19,778	1,718
Unallocated Corporate	(45,059)	(40,586)	(38,351)	(3,603)
Eliminations	(131)	76	21	—

Subtotal	40,356	56,757	33,289	5,075
Special charges, net	(33,188)	(19,592)	(41,345)	(20,824)

Total	$7,168	$37,165	$(8,056)	$(15,749)

Depreciation and amortization expense
North America	$27,614	$28,072	$17,823	$1,720
South America	8,458	9,204	15,162	727
Europe	13,695	11,267	10,235	368
Asia	19,954	13,780	9,956	589
Unallocated Corporate	1,776	1,718	1,584	68

Subtotal	71,497	64,041	54,760	3,472
Amortization of loan acquisition costs	4,796	2,665	2,530	51

Total	$76,293	$66,706	$57,290	$3,523

Capital spending
North America	$11,754	$4,909	$12,095	$5,823
South America	3,991	611	12,277	18
Europe	6,419	8,802	13,016	41
Asia	31,122	36,626	30,583	2,507
Corporate	1,356	677	457	16

Total	$54,642	$51,625	$68,428	$8,405

In thousands	December 28, 2013	December 29, 2012
Division assets
North America	$644,913	$392,834
South America	135,373	146,260
Europe	351,591	202,139
Asia	265,729	248,790
Corporate	66,914	32,046

Total	$1,464,520	$1,022,069

Geographic Data:

Export sales from the Successor’s United States operations to unaffiliated customers were $20.1 million, $32.1 million and $37.9 million for the fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012 and the eleven months ended December 31, 2011, respectively. For the one month ended January 28, 2011, export sales from the Predecessor’s United States operations to unaffiliated customers were $3.0 million, respectively.

Geographic data for the Company’s operations, based on the geographic region that the sale is made from, are presented as followings:

	Successor			Predecessor
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011
Net sales
United States	$380,836	$357,193	$330,347	$26,409
Mexico	130,451	128,284	142,529	12,591
Canada	60,808	57,312	50,989	4,529
Europe	316,400	294,120	297,869	24,305
Asia	172,597	156,746	135,591	9,402
South America	153,770	161,508	145,604	7,370

Total	$1,214,862	$1,155,163	$1,102,929	$84,606

In thousands	December 28, 2013	December 29, 2012
Property, plant and equipment, net
United States	$209,861	$105,335
Mexico	56,229	61,832
Canada	5,026	5,707
Europe	155,383	89,678
Asia	158,006	137,196
South America	68,275	79,421

Total	$652,780	$479,169

Note 24. Selected Quarterly Financial Data

The unaudited quarterly financial data for the fiscal years ended December 28, 2013 and December 29, 2012 are presented below. All quarters included below were comprised of 13 weeks.

Quarterly data for fiscal 2013:

	Successor
In thousands	Fourth Quarter Ended December 28, 2013	Third Quarter Ended September 28, 2013	Second Quarter Ended June 29, 2013	First Quarter Ended March 30, 2013
Operating Data:
Net sales	$347,263	$288,979	$291,538	$287,082
Gross profit	51,600	48,200	50,390	45,866
Net income (loss)	(2,567)	(8,267)	(7,906)	(6,227)
Net income (loss) attributable to Polymer Group, Inc.	(2,533)	(8,267)	(7,906)	(6,227)

Quarterly data for fiscal 2012:

	Successor
In thousands	Fourth Quarter Ended December 29, 2012	Third Quarter Ended September 29, 2012	Second Quarter Ended June 30, 2012	First Quarter Ended March 31, 2012
Operating Data:
Net sales	$273,651	$290,097	$296,244	$295,171
Gross profit	45,666	51,974	46,419	53,187
Net income (loss)	(15,033)	1,354	(12,094)	(265)

Note 25. Business Interruption and Insurance Recovery

As discussed in Note 18 “Special Charges, Net”, a severe rainy season impacted many parts of Colombia in December 2010 and caused the Company to temporarily cease manufacturing at its facility in Cali, Colombia due to a breach of a levy and flooding at the industrial park where the facility is located. The Company established temporary offices away from the flooded area and worked with customers to meet their critical needs through the use of its global manufacturing base. The facility re-established manufacturing operations on April 4, 2011 and operations at this facility reached full run rates in the third quarter of 2011.

The Company maintains property and business interruption insurance policies. On March 4, 2011, the Company filed a $6.0 million claim under one of its insurance policies to cover both the property damage and the business interruption (the “Primary Policy”). The Primary Policy had a $1.0 million deductible. In fiscal 2011, the Company collected $5.0 million as settlement of its claim under the Primary Policy and $0.7 million as settlement of claims under other insurance policies.

Included in the Predecessor’s Operating income (loss) for the one month ended January 28, 2011 is $1.0 million of insurance proceeds related to recovery of certain losses recognized for property damage and business interruption experienced by the Company during that period. Of the $1.0 million for the one month ended January 28, 2011, $0.3 million and $0.7 million were recorded in Selling, general and administrative expenses and Cost of goods sold, respectively, in order to offset the recognized losses included in the Primary Policy.

Note 26. Certain Relationships and Related Party Transactions

In connection with the Merger, Holdings entered into a shareholders agreement (the “Shareholders Agreement”) with Blackstone and certain members of the Company’s management. The Shareholders Agreement governs certain matters relating to ownership of Holdings, including with respect to the election of directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions and registration rights (including customary indemnification provisions). As of December 28, 2013, the Board of Directors of the Company includes two Blackstone members, four outside members and the Company’s Chief Executive Officer as an employee director. Furthermore, Blackstone has the power to designate all of the members of the Board of Directors of the Company and the right to remove any or all directors, with or without cause.

Blackstone Advisory Agreement

In the second quarter of 2010, the Company entered into an advisory services arrangement (the “Advisory Agreement”) with Blackstone Advisory Partners L.P. (“Blackstone Advisory”), an affiliate of Blackstone. Pursuant to the terms of the Advisory Agreement, the Company paid a fee of $2.0 million following the announcement of the parties having entered into the Merger Agreement, and a fee of $4.5 million following consummation of the Merger. In addition, the Company reimbursed Blackstone Advisory for its reasonable documented expenses, and agreed to indemnify Blackstone Advisory and related persons against certain liabilities arising out of its advisory engagement. As a result, the Predecessor recognized $4.5 million during the one month ended January 28, 2011, which is included within Special charges, net in the Consolidated Statement of Operations.

In the third quarter of 2013, the Company entered into an advisory services arrangement (the “International Advisory Agreement”) with Blackstone Group International Partners, LLP (“BGIP”), an affiliate of Blackstone. Pursuant to the terms of the International Advisory Agreement, the Company paid an aggregate fee of $3.0 million, associated with the acquisition of Fiberweb, of which 30% was paid following the announcement and the remaining 70% was paid following consummation of the transaction. In addition, the Company reimbursed BGIP for its reasonable documented expenses, and agreed to indemnify BGIP and related persons against certain liabilities arising out of its advisory engagement. As a result, the Successor recognized $3.2 million during the year ended December 28, 2013, which is included within Special charges, net in the Consolidated Statement of Operations.

Management Services Agreement

Upon the completion of the Merger, the Company became subject to a management services agreement (“Management Services Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”), an affiliate of Blackstone. Under the Management Services Agreement, BMP (including through its affiliates) has agreed to provide certain monitoring, advisory and consulting services for an annual non-refundable advisory fee, to be paid at the beginning of each fiscal year, equal to the greater of (i) $3.0 million or (ii) 2.0% of the Company’s consolidated EBITDA (as defined under the credit agreement governing our ABL Facility) for the immediately preceding fiscal year. The amount of such fee shall be initially paid based on the Company’s then most current estimate of the Company’s projected EBITDA amount for the fiscal year immediately preceding the date upon which the advisory fee is paid. After completion of the fiscal year to which the fee relates and following the availability of audited financial statements for such period, the parties will recalculate the amount of such fee based on the actual consolidated EBITDA for such period and the Company or BMP, as applicable, shall adjust such payment as necessary based on the recalculated amount. Since the Merger, the Company’s advisory fee has been $3.0 million, which is paid at the beginning of each year. The amount is included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

In addition, in the absence of an express agreement to provide investment banking or other financial advisory services to the Company, and without regard to whether such services were provided, BMP will be entitled to receive a fee equal to 1.0% of the aggregate transaction value upon the consummation of any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including an initial public offering of equity securities), financing or similar transaction by the Company. The fee associated with the Fiberweb transaction totaled $2.5 million and was paid in December of 2013. This amount is included in Special charges, net in the Consolidated Statement of Operations.

At any time in connection with or in anticipation of a change of control of the Company, a sale of all or substantially all of the Company’s assets or an initial public offering of common equity of the Company or parent entity of the Company or their successors, BMP may elect to receive, in consideration of BMP’s role in facilitating such transaction and in settlement of the termination of the services, a single lump sum cash payment equal to the then-present value of all then-current and future annual advisory fees payable under the Management Services Agreement, assuming a hypothetical termination date of the Management Service Agreement to be the twelfth anniversary of such election. The Management Service Agreement will continue until the earlier of the twelfth anniversary of the date of the agreement or such date as the Company and BMP may mutually determine. The Company will agree to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the transaction and advisory fee agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Management Services Agreement.

BMP also received transaction fees in connection with services provided related to the Merger. Pursuant to the Management Services Agreement, BMP received, at the closing of the Merger, an $8.0 million transaction fee as consideration for BMP undertaking financial and structural analysis, due diligence and other assistance in connection with the Merger. In addition, the Company agreed to reimburse BMP for any out-of-pocket expenses incurred by BMP and its affiliates in connection with the Merger. As a result, the Successor recognized $7.9 million within Special charges, net during the eleven months ended December 31, 2011, as well as capitalized $0.8 million as deferred financing costs as of January 28, 2011. BMP also receives reimbursement for out-of-pocket expenses in connection with the provision of services under the Management Services Agreement.

Other Relationships

Blackstone and its affiliates have ownership interests in a broad range of companies. We have entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. Blackstone Holdings Finance Co., LLC, a Blackstone subsidiary, participated in the Fiberweb financing group and received $0.6 million associated with their pro rata participation.

Note 27. Financial Guarantees and Condensed Consolidating Financial Statements

Polymer’s Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by each of Polymer’s 100% owned domestic subsidiaries (collectively, the “Guarantors”). As substantially all of Polymer’s operating income and cash flow is generated by its subsidiaries, funds necessary to meet Polymer’s debt service obligations may be provided, in part, by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of Polymer’s subsidiaries, could limit Polymer’s ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Senior Secured Notes. Although holders of the Senior Secured Notes will be direct creditors of Polymer’s principal direct subsidiaries by virtue of the guarantees, Polymer has subsidiaries that are not included among the Guarantors (collectively, the “Non-Guarantors”), and such subsidiaries will not be obligated with respect to the Senior Secured Notes. As a result, the claims of creditors of the Non-Guarantors will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of Polymer, including the holders of the Senior Secured Notes.

The following Condensed Consolidating Financial Statements are presented to satisfy the disclosure requirements of Rule 3-10 of Regulation S-X. In accordance with Rule 3-10, the subsidiary guarantors are all 100% owned by PGI (the “Issuer”). The guarantees on the Senior Secured Notes are full and unconditional and all guarantees are joint and several. The information presents Condensed Consolidating Balance Sheets as of December 28, 2013 and December 29, 2012 and Condensed Consolidating Statements of Operations, Condensed Consolidating Statements of Other Comprehensive Income and Condensed Consolidating Statements of Cash Flows for the fiscal years ended December 28, 2013, December 29, 2012 and the eleven months ended December 31, 2011 for the Successor as well as the one month period ended January 28, 2011 for the Predecessor of (1) PGI (Issuer), (2) the Guarantors, (3) the Non-Guarantors and (4) consolidating eliminations to arrive at the information for the Company on a consolidated basis.

During 2012, the Company made changes to its presentation of certain intercompany activities between PGI (Issuer), the Guarantors, the Non-Guarantors and corresponding Eliminations within its Condensed Consolidating Financial Statements contained herein. As a result, certain prior period intercompany activities included in this note disclosure for the Condensed Consolidating Balance Sheets, the Condensed Consolidating Statements of Comprehensive Income (Loss) and the Condensed Consolidating Statements of Cash Flows have been recast to correct the classification of certain intercompany transactions. Management has determined that the adjustments were not material to prior periods and the nature of the changes is not material to the overall presentation. Accordingly, prior period Condensed Consolidating Balance Sheets, the Condensed Consolidating Statements of Comprehensive Income (Loss) and Condensed Consolidating Statements of Cash Flows included herein are not comparable to presentation included in prior period disclosures.

Successor Condensed Consolidating Balance Sheet

As of December 28, 2013

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$2,068	$13,103	$70,893	$—	$86,064
Accounts receivable, net	—	46,828	147,999	—	194,827
Inventories, net	—	46,428	109,646	—	156,074
Deferred income taxes	385	2,438	2,318	(2,823)	2,318
Other current assets	1,887	12,696	44,513	—	59,096

Total current assets	4,340	121,493	375,369	(2,823)	498,379

Property, plant and equipment, net	2,756	207,256	442,768	—	652,780
Goodwill	—	54,683	60,645	—	115,328
Intangible assets, net	31,525	125,146	12,728	—	169,399
Net investment in and advances to (from) subsidiaries	1,013,856	615,314	(363,414)	(1,265,756)	—
Deferred income taxes	—	—	2,582	—	2,582
Other noncurrent assets	298	8,869	16,885	—	26,052

Total assets	$1,052,775	$1,132,761	$547,563	$(1,268,579)	$1,464,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$410	$—	$2,062	$—	$2,472
Accounts payable and accrued liabilities	36,510	61,950	209,271	—	307,731
Income taxes payable	369	—	3,244	—	3,613
Deferred income taxes	—	—	194	1,148	1,342
Current portion of long-term debt	3,039	—	10,758	—	13,797

Total current liabilities	40,328	61,950	225,529	1,148	328,955

Long-term debt	850,767	—	29,632	—	880,399
Deferred income taxes	974	12,543	23,689	(3,970)	33,236
Other noncurrent liabilities	1,810	31,718	28,663	—	62,191

Total liabilities	893,879	106,211	307,513	(2,822)	1,304,781

Common stock	—	—	16,966	(16,966)	—
Other shareholders’ equity	158,896	1,026,550	222,241	(1,248,791)	158,896
Noncontrolling interests	—	—	843	—	843

Total shareholders’ equity	158,896	1,026,550	240,050	(1,265,757)	159,739

Total liabilities and shareholders’ equity	$1,052,775	$1,132,761	$547,563	$(1,268,579)	$1,464,520

Successor Condensed Consolidating Balance Sheet

As of December 29, 2012

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$486	$28,285	$69,108	$—	$97,879
Accounts receivable, net	—	22,350	109,219	—	131,569
Inventories, net	—	23,843	71,121	—	94,964
Deferred income taxes	—	613	3,832	(613)	3,832
Other current assets	1,821	7,710	23,883	—	33,414

Total current assets	2,307	82,801	277,163	(613)	361,658

Property, plant and equipment, net	27,711	99,660	351,798	—	479,169
Goodwill	—	20,718	59,890	—	80,608
Intangible assets, net	24,313	42,422	8,928	—	75,663
Net investment in and advances to (from) subsidiaries	679,818	723,861	(188,670)	(1,215,009)	—
Deferred income taxes	—	—	945	—	945
Other noncurrent assets	275	5,787	17,964	—	24,026

Total assets	$734,424	$975,249	$528,018	$(1,215,622)	$1,022,069

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$813	$—	$—	$—	$813
Accounts payable and accrued liabilities	28,511	33,344	135,050	—	196,905
Income taxes payable	—	89	3,752	—	3,841
Deferred income taxes	331	—	14	134	479
Current portion of long-term debt	107	—	19,370	—	19,477

Total current liabilities	29,762	33,433	158,186	134	221,515

Long-term debt	560,043	—	19,356	—	579,399
Deferred income taxes	273	9,149	24,506	(747)	33,181
Other noncurrent liabilities	5,144	15,540	28,088	—	48,772

Total liabilities	595,222	58,122	230,136	(613)	882,867

Common stock	—	—	36,083	(36,083)	—
Other shareholders’ equity	139,202	917,127	261,799	(1,178,926)	139,202

Total shareholders’ equity	139,202	917,127	297,882	(1,215,009)	139,202

Total liabilities and shareholders’ equity	$734,424	$975,249	$528,018	$(1,215,622)	$1,022,069

Successor Condensed Consolidating Statement of Operations

For the Fiscal Year Ended December 28, 2013

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$392,212	$844,997	$(22,347)	$1,214,862
Cost of goods sold	(103)	(334,278)	(706,772)	22,347	(1,018,806)

Gross profit	(103)	57,934	138,225	—	196,056
Selling, general and administrative expenses	(44,835)	(28,744)	(79,609)	—	(153,188)
Special charges, net	(22,080)	(1,381)	(9,727)	—	(33,188)
Other operating, net	34	(442)	(2,104)	—	(2,512)

Operating income (loss)	(66,984)	27,367	46,785	—	7,168
Other income (expense):
Interest expense	(51,558)	14,655	(19,071)	—	(55,974)
Intercompany royalty and technical service fees	20,405	(4,445)	(15,960)	—	—
Debt modification and extinguishment costs	(3,334)	—	—	—	(3,334)
Foreign currency and other, net	375	(246)	(8,980)	—	(8,851)
Equity in earnings of subsidiaries	64,273	(1,179)	—	(63,094)	—

Income (loss) before income taxes	(36,823)	36,152	2,774	(63,094)	(60,991)
Income tax (provision) benefit	11,890	28,758	(4,624)	—	36,024

Net income (loss)	(24,933)	64,910	(1,850)	(63,094)	(24,967)

Less: Earnings attributable to noncontrolling interests	—	—	(34)	—	(34)

Net income (loss) attributable to Polymer Group, Inc.	$(24,933)	$64,910	$(1,816)	$(63,094)	$(24,933)

Comprehensive income (loss)	$(18,270)	$75,369	$(1,496)	$(73,873)	$(18,270)

Successor Condensed Consolidating Statement of Operations

For the Fiscal Year Ended December 29, 2012

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$367,548	$808,134	$(20,519)	$1,155,163
Cost of goods sold	131	(319,537)	(659,030)	20,519	(957,917)

Gross profit	131	48,011	149,104	—	197,246
Selling, general and administrative expenses	(40,053)	(24,190)	(76,533)	—	(140,776)
Special charges, net	(8,515)	(2,305)	(8,772)	—	(19,592)
Other operating, net	5	264	18	—	287

Operating income (loss)	(48,432)	21,780	63,817	—	37,165
Other income (expense):
Interest expense	(52,090)	21,192	(19,516)	—	(50,414)
Intercompany royalty and technical service fees	17,097	(4,132)	(12,965)	—	—
Foreign currency and other, net	18,938	(18,901)	(5,171)	—	(5,134)
Equity in earnings of subsidiaries	32,077	19,260	—	(51,337)	—

Income (loss) before income taxes	(32,410)	39,199	26,165	(51,337)	(18,383)
Income tax (provision) benefit	6,372	(5,886)	(8,141)	—	(7,655)

Net income (loss)	(26,038)	33,313	18,024	(51,337)	(26,038)

Comprehensive income (loss)	$(43,678)	$17,536	$481	$(18,017)	$(43,678)

Successor Condensed Consolidating Statement of Operations

For the Eleven Months Ended December 31, 2011

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$338,009	$777,759	$(12,839)	$1,102,929
Cost of goods sold	(70)	(296,226)	(649,066)	12,839	(932,523)

Gross profit	(70)	41,783	128,693	—	170,406
Selling, general and administrative expenses	(35,025)	(23,943)	(75,515)	—	(134,483)
Special charges, net	(29,316)	(3,102)	(8,927)	—	(41,345)
Other operating, net	(696)	360	(2,298)	—	(2,634)

Operating income (loss)	(65,107)	15,098	41,953	—	(8,056)
Other income (expense):
Interest expense	(38,240)	16,206	(24,375)	—	(46,409)
Intercompany royalty and technical service fees	6,543	7,845	(14,388)	—	—
Foreign currency and other, net	(15,478)	(718)	(2,440)	—	(18,636)
Equity in earnings of subsidiaries	20,939	(19,608)	—	(1,331)	—

Income (loss) before income taxes	(91,343)	18,823	750	(1,331)	(73,101)
Income tax (provision) benefit	15,172	1,868	(13,768)	—	3,272

Income (loss) from continuing operations	(76,171)	20,691	(13,018)	(1,331)	(69,829)
Discontinued operations, net of tax	—	—	(6,283)	—	(6,283)

Net income (loss)	(76,171)	20,691	(19,301)	(1,331)	(76,112)
Less: Earnings attributable to noncontrolling interests	—	—	59	—	59

Net income (loss) attributable to PGI	$(76,171)	$20,691	$(19,360)	$(1,331)	$(76,171)

Comprehensive income (loss)	$(73,300)	$53,290	$(3,081)	$(50,271)	$(73,362)

Predecessor Condensed Consolidating Statement of Operations

For the One Month Ended January 28, 2011

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net sales	$—	$27,052	$58,887	$(1,333)	$84,606
Cost of goods sold	24	(22,587)	(47,301)	1,333	(68,531)

Gross profit	24	4,465	11,586	—	16,075
Selling, general and administrative expenses	(3,620)	(1,873)	(6,071)	—	(11,564)
Special charges, net	(18,944)	(170)	(1,710)	—	(20,824)
Other operating, net	1	42	521	—	564

Operating income (loss)	(22,539)	2,464	4,326	—	(15,749)
Other income (expense):
Interest expense	(1,859)	1,176	(1,239)	—	(1,922)
Intercompany royalty and technical service fees	546	683	(1,229)	—	—
Foreign currency and other, net	(28)	(85)	31	—	(82)
Equity in earnings of subsidiaries	5,198	1,672	—	(6,870)	—

Income (loss) before income taxes	(18,682)	5,910	1,889	(6,870)	(17,753)
Income tax (provision) benefit	479	(706)	(322)	—	(549)

Income (loss) from continuing operations	(18,203)	5,204	1,567	(6,870)	(18,302)
Discontinued operations, net of tax	—	—	182	—	182

Net income (loss)	(18,203)	5,204	1,749	(6,870)	(18,120)
Less: Earnings attributable to noncontrolling interests	—	—	83	—	83

Net income (loss) attributable to PGI	$(18,203)	$5,204	$1,666	$(6,870)	$(18,203)

Comprehensive income (loss)	$(15,175)	$8,014	$2,024	$(10,038)	$(15,175)

Successor Condensed Consolidating Statement of Cash Flows

For the Fiscal Year Ended December 28, 2013

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(97,500)	$64,440	$49,910	$—	$16,850

Investing activities:
Purchases of property, plant and equipment	(1,356)	(9,841)	(43,445)	—	(54,642)
Proceeds from the sale of assets	—	—	435	—	435
Acquisition of intangibles and other	(356)	—	(4,226)	—	(4,582)
Acquisitions, net of cash acquired	(278,970)	—	—	—	(278,970)
Intercompany investing activities, net	(12,783)	(81,373)	(15,000)	109,156	—

Net cash provided by (used in) investing activities	(293,465)	(91,214)	(62,236)	109,156	(337,759)

Financing activities:
Issuance of common stock	30,504	—	—	—	30,504
Proceeds from long-term borrowings	612,602	—	17,397	—	629,999
Proceeds from short-term borrowings	2,216	—	1,871	—	4,087
Repayment of long-term borrowings	(318,154)	—	(19,525)	—	(337,679)
Repayment of short-term borrowings	(2,619)	—	—	—	(2,619)
Loan acquisition costs	(16,102)	—	—	—	(16,102)
Intercompany financing activities, net	84,100	11,592	13,464	(109,156)	—

Net cash provided by (used in) financing activities	392,547	11,592	13,207	(109,156)	308,190

Effect of exchange rate changes on cash	—	—	904	—	904

Net change in cash and cash equivalents	1,582	(15,182)	1,785	—	(11,815)
Cash and cash equivalents at beginning of period	486	28,285	69,108	—	97,879

Cash and cash equivalents at end of period	$2,068	$13,103	$70,893	$—	$86,064

Successor Condensed Consolidating Statement of Cash Flows

For the Fiscal Year Ended December 29, 2012

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(81,186)	$77,313	$79,344	$—	$75,471

Investing activities:
Purchases of property, plant and equipment	(26,043)	(4,021)	(21,561)	—	(51,625)
Proceeds from the sale of assets	—	1,646	14	—	1,660
Acquisition of intangibles and other	(268)	—	—	—	(268)
Intercompany investing activities, net	57,118	(37,797)	(25,218)	5,897	—

Net cash provided by (used in) investing activities	30,807	(40,172)	(46,765)	5,897	(50,233)

Financing activities:
Issuance of common stock	1,087	—	—	—	1,087
Proceeds from long-term borrowings	—	—	10,977	—	10,977
Proceeds from short-term borrowings	2,725	—	3,000	—	5,725
Repayment of long-term borrowings	(107)	—	(7,571)	—	(7,678)
Repayment of short-term borrowings	(1,933)	—	(8,000)	—	(9,933)
Loan acquisition costs	(220)	—	—	—	(220)
Intercompany financing activities, net	46,178	(23,430)	(16,851)	(5,897)	—

Net cash provided by (used in) financing activities	47,730	(23,430)	(18,445)	(5,897)	(42)

Effect of exchange rate changes on cash	—	—	(59)	—	(59)

Net change in cash and cash equivalents	(2,649)	13,711	14,075	—	25,137
Cash and cash equivalents at beginning of period	3,135	14,574	55,033	—	72,742

Cash and cash equivalents at end of period	$486	$28,285	$69,108	$—	$97,879

Successor Condensed Consolidating Statement of Cash Flows

For the Eleven Months Ended December 31, 2011

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(39,211)	$27,013	$36,315	$—	$24,117

Investing activities:
Acquisition of Polymer Group, Inc.	(403,496)	—	—	—	(403,496)
Purchases of property, plant and equipment	(21,599)	(11,183)	(35,646)	—	(68,428)
Proceeds from the sale of assets	—	85	11,310	—	11,395
Acquisition of noncontrolling interest	—	—	(7,246)	—	(7,246)
Acquisition of intangibles and other	(177)	—	(16)	—	(193)
Intercompany investing activities, net	3,519	15,434	(20,572)	1,619	—

Net cash provided by (used in) investing activities	(421,753)	4,336	(52,170)	1,619	(467,968)

Financing activities:
Proceeds from Issuance of Senior Notes	560,000	—	—	—	560,000
Issuance of common stock	259,807	—	—	—	259,807
Proceeds from long-term borrowings	—	—	10,281	—	10,281
Proceeds from short-term borrowings	—	—	8,245	—	8,245
Repayment of Term Loan	(286,470)	—	—	—	(286,470)
Repayment of long-term borrowings	(31,541)	—	(19,504)	—	(51,045)
Repayment of short-term borrowings	(631)	—	(35,825)	—	(36,456)
Loan acquisition costs	(19,252)	—	—	—	(19,252)
Intercompany financing activities, net	(17,856)	(19,985)	39,460	(1,619)	—

Net cash provided by (used in) financing activities	464,057	(19,985)	2,657	(1,619)	445,110

Effect of exchange rate changes on cash	—	—	712	—	712

Net change in cash and cash equivalents	3,093	11,364	(12,486)	—	1,971
Cash and cash equivalents at beginning of period	42	3,210	67,519	—	70,771

Cash and cash equivalents at end of period	$3,135	$14,574	$55,033	$—	$72,742

Predecessor Condensed Consolidating Statement of Cash Flows

For the One Month Ended January 28, 2011

In thousands	PGI (Issuer)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(40,725)	$6,886	$8,569	$—	$(25,270)

Investing activities:
Purchases of property, plant and equipment	(28)	(5,652)	(2,725)	—	(8,405)
Proceeds from the sale of assets	—	65	40	—	105
Acquisition of intangibles and other	(5)	—	—	—	(5)
Intercompany investing activities, net	2,805	(5,250)	(4,000)	6,445	—

Net cash provided by (used in) investing activities	2,772	(10,837)	(6,685)	6,445	(8,305)

Financing activities:
Proceeds from long-term borrowings	31,500	—	—	—	31,500
Proceeds from short-term borrowings	631	—	—	—	631
Repayment of long-term borrowings	—	—	(24)	—	(24)
Repayment of short-term borrowings	—	—	(665)	—	(665)
Intercompany financing activities, net	5,250	2,872	(1,677)	(6,445)	—

Net cash provided by (used in) financing activities	37,381	2,872	(2,366)	(6,445)	31,442

Effect of exchange rate changes on cash	—	—	549	—	549

Net change in cash and cash equivalents	(572)	(1,079)	67	—	(1,584)
Cash and cash equivalents at beginning of period	614	4,289	67,452	—	72,355

Cash and cash equivalents at end of period	$42	$3,210	$67,519	$—	$70,771

Note 28. Subsequent Event

On January 27, 2014, the Company announced that PGI Polímeros do Brazil, a Brazilian corporation and wholly-owned subsidiary of the Company (“PGI Acquisition Company.”), entered into a Stock Purchase Agreement with Companhia Providência Indústria e Comércio, a Brazilian corporation (“Providência”) and certain shareholders named therein. Pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, PGI Acquisition Company will acquire a 71.25% controlling interest in Providência (the “Potential Acquisition”). Following the closing of the Potential Acquisition, pursuant to Brazilian Corporation Law and Providência’s Bylaws, PGI Acquisition Company will be required to launch a tender offer on substantially the same terms and conditions of the Stock Purchase Agreement to acquire the remaining outstanding capital stock of Providência from the minority shareholders (the “Mandatory Tender Offer”). The Company expects to fund the Potential Acquisition and the Mandatory Tender Offer with new secured and/or unsecured debt. The Company has obtained approximately $570.0 million of financing commitments from lenders in connection with the Potential Acquisition. Completion of the transaction is subject to customary closing conditions, including approval of the Potential Acquisition by antitrust authorities. Providência is a leading manufacturer of nonwovens primarily used in hygiene applications as well as industrial and healthcare applications. Based in Brazil, Providência has four locations, including one in the United States.

On March 7, 2014, the Board of Directors of Polymer Group, Inc. (the “Company”) announced its intention for the Company to exit the European roofing business in an effort to optimize the Company’s portfolio. The Company will comply with all legal obligations associated with this expressed intention. The plan could include (1) the possible shutdown of two manufacturing lines at the Company’s Berlin, Germany manufacturing facility; (2) the possible closure of the Company’s manufacturing facilities in Aschersleben, Germany with the consolidation of its converting activities to Berlin and (3) possible workforce reductions at both facilities. The Company expects that the restructuring will be substantially complete by the end of 2014, subject to compliance with its legal obligations and any associated impacts on timing.

Total cash restructuring costs for the exit plan (including both facilities) are expected to be within the range of €5.2 million to €6.5 million. Of the total cash charge, approximately €5.0 million to €6.0 million is related to employee-related expenses, including termination expenses, site closure costs and advisory fees. The remaining charges of €0.2 million to €0.5 million are related to equipment relocation, startup and other costs. These estimates are subject to a number of assumptions (including the number of employees accepting severance packages and the specific timing of the implementation of the exit plan). Actual results may differ from expected results.